Form 10KSB, Exhibit 13
period 2000-12-31
NORTH GEORGIA COMMUNITY FINANCIAL PARTNE
filed 2001-03-30
CIK 1111740

EXHIBIT 13.1






                             NORTH GEORGIA COMMUNITY
                            FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2000

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2000

                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE
                                                                            ----

INDEPENDENT  AUDITOR'S  REPORT . . . . . . . . . . . . . . . . . . . . . .     1

FINANCIAL  STATEMENTS

     CONSOLIDATED  BALANCE  SHEETS . . . . . . . . . . . . . . . . . . . .     2
     CONSOLIDATED  STATEMENTS  OF  OPERATIONS. . . . . . . . . . . . . . .     3
     CONSOLIDATED  STATEMENTS  OF  COMPREHENSIVE  LOSS . . . . . . . . . .     4
     CONSOLIDATED  STATEMENTS  OF  STOCKHOLDERS'  EQUITY  (DEFICIT). . . .     5
     CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS . . . . . . . . . . . . . .     6
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS. . . . . . . . . . . .  7-21

                          INDEPENDENT AUDITOR'S REPORT


TO  THE  BOARD  OF  DIRECTORS
NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC. AND SUBSIDIARY
CALHOUN,  GEORGIA


          We have audited the accompanying consolidated balance sheets of NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC. AND SUBSIDIARY as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Georgia Community Financial Partners, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        /s/  MAULDIN  &  JENKINS,  LLC





Atlanta,  Georgia
January  5,  2001

                       NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                        AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 2000 AND 1999


                           ASSETS                                      2000          1999
                           ------                                  ------------  ------------
Cash and due from banks                                            $ 1,687,513   $ 1,541,141
Interest-bearing deposits in banks                                       3,852             -
Federal funds sold                                                   4,715,000     1,315,000
Securities available-for-sale                                        6,044,960     2,427,745

Loans                                                               31,997,523    16,843,563
Less allowance for loan losses                                         424,140       200,000
                                                                   ------------  ------------
          Loans, net                                                31,573,383    16,643,563

Premises and equipment                                               2,124,742     2,198,942
Other assets                                                           446,396       173,207
                                                                   ------------  ------------
          TOTAL ASSETS                                             $46,595,846   $24,299,598
                                                                   ============  ============

           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------

Deposits
    Noninterest-bearing                                            $ 6,427,243   $ 1,141,385
    Interest-bearing                                                32,221,747    15,773,644
                                                                   ------------  ------------
         Total deposits                                             38,648,990    16,915,029

    Federal funds purchased                                            663,306             -
    Other liabilities                                                  172,295       116,102
                                                                   ------------  ------------
         TOTAL LIABILITIES                                          39,484,591    17,031,131
                                                                   ------------  ------------

Commitments and contingencies

Stockholders' equity
    Preferred stock, no par value; 2,000,000 shares authorized;
        none issued and outstanding                                          -             -
    Common stock, no par value; 10,000,000 shares authorized;
        904,167 and 870,300 issued and outstanding, respectively     9,321,401     8,953,158
    Accumulated deficit                                             (2,255,122)   (1,613,087)
    Accumulated other comprehensive income (loss)                       44,976       (71,604)
                                                                   ------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                                 7,111,255     7,268,467
                                                                   ------------  ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $46,595,846   $24,299,598
                                                                   ============  ============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                    NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                     AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                         YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                  2000          1999
                                                              ------------  -----------
INTEREST INCOME
    Loans                                                      $2,363,383   $   532,751
    Taxable securities                                            298,853       190,498
    Federal funds sold                                             80,281        68,091
                                                              ------------  ------------
          TOTAL INTEREST INCOME                                 2,742,517       791,340
                                                              ------------  ------------

INTEREST EXPENSE
    Deposits                                                    1,280,039       266,446
    Federal funds purchased                                        36,169        25,416
                                                               -----------  ------------
          TOTAL INTEREST EXPENSE                                1,316,208       291,862
                                                               -----------  ------------

          NET INTEREST INCOME                                   1,426,309       499,478
PROVISION FOR LOAN LOSSES                                         325,000       201,050
                                                               -----------  ------------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES   1,101,309       298,428
                                                              ------------  ------------

OTHER INCOME
    Service charges on deposit accounts                           168,228        80,088
    Loss on sales of securities available-for-sale                (26,573)            -
    Other operating income                                         52,838       102,805
                                                              ------------  ------------
          TOTAL OTHER INCOME                                      194,493       182,893
                                                              ------------  ------------

OTHER EXPENSES
    Salaries and employee benefits                                953,090       867,770
    Equipment and occupancy expenses                              250,976       178,605
    Other operating expenses                                      733,771       599,195
                                                              ------------  ------------
          TOTAL OTHER EXPENSES                                  1,937,837     1,645,570
                                                              ------------  ------------

          LOSS BEFORE INCOME TAXES                               (642,035)   (1,164,249)

INCOME TAX EXPENSE                                                      -             -
                                                              ------------  ------------

                    NET LOSS                                   $ (642,035)  $(1,164,249)
                                                              ============  ============

BASIC AND DILUTED LOSSES PER SHARE                             $    (0.71)  $     (1.66)
                                                              ============  ============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                   NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                    AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                        YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                 2000         1999
                                                              ----------  ------------
NET LOSS                                                      $(642,035)  $(1,164,249)
                                                              ----------  ------------

OTHER COMPREHENSIVE INCOME (LOSS):

UNREALIZED GAINS (LOSSES) ON SECURITIES AVAILABLE-FOR-SALE:

        Net unrealized holding gains (losses) on securities
            available-for-sale arising during period             90,007       (71,604)

        Reclassifications adjustment for losses realized
            in net loss                                          26,573             -
                                                              ----------  ------------
OTHER COMPREHENSIVE INCOME (LOSS)                               116,580       (71,604)
                                                              ----------  ------------

COMPREHENSIVE LOSS                                            $(525,455)  $(1,235,853)
                                                              ==========  ============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                            NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC
                                            AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                     ACCUMULATED
                                   COMMON STOCK                         OTHER            TOTAL
                                           AMOUNT     ACCUMULATED   COMPREHENSIVE     STOCKHOLDERS'
                                SHARES     PAID-IN      DEFICIT     INCOME (LOSS)   EQUITY  (DEFICIT)
                                -------  -----------  ------------  --------------  ------------------
BALANCE, DECEMBER 31, 1998            -  $        -   $  (448,838)  $           -   $        (448,838)
    Net loss                          -           -    (1,164,249)              -          (1,164,249)
    Issuance of common stock    870,300   9,002,600             -               -           9,002,600
    Stock issue costs                 -     (49,442)            -               -             (49,442)
    Other comprehensive loss          -           -             -         (71,604)            (71,604)
                                -------  -----------  ------------  --------------  ------------------
BALANCE, DECEMBER 31, 1999      870,300   8,953,158    (1,613,087)        (71,604)          7,268,467
    Net loss                          -           -      (642,035)              -            (642,035)
    Issuance of common stock     33,867     376,504             -               -             376,504
    Stock issue costs                 -      (8,261)            -               -              (8,261)
    Other comprehensive income        -           -             -         116,580             116,580
                                -------  -----------  ------------  --------------  ------------------
BALANCE, DECEMBER 31, 2000      904,167  $9,321,401   $(2,255,122)  $      44,976   $       7,111,255
                                =======  ===========  ============  ==============  ==================

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                          NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                           AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                               YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                            2000           1999
                                                                        -------------  -------------
OPERATING ACTIVITIES
    Net loss                                                            $   (642,035)  $ (1,164,249)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
          Depreciation                                                       162,140        122,498
          Provision for loan losses                                          325,000        201,050
          Loss on sales of securities available-for-sale                      26,573              -
          Loss on sale of other real estate owned                              2,000              -
          Increase in interest receivable                                   (229,381)      (123,764)
          Increase in interest payable                                        52,335         42,363
          Other operating activities                                         (41,614)       (61,966)
                                                                        -------------  -------------
              Net cash used in operating activities                         (344,982)      (984,068)
                                                                        -------------  -------------

INVESTING ACTIVITIES
    Net increase in interest-bearing deposits in banks                        (3,852)             -
    Purchases of securities available-for-sale                            (5,246,950)    (2,499,349)
    Proceeds from maturities of securities available-for-sale              1,000,000              -
    Proceeds from sales of securities available-for-sale                     721,406              -
    Net increase in Federal funds sold                                    (3,400,000)    (1,315,000)
    Net increase in loans                                                (15,256,820)   (16,844,613)
    Purchase of premises and equipment                                       (87,940)      (602,823)
                                                                        -------------  -------------
            Net cash used in investing activities                        (22,274,156)   (21,261,785)
                                                                        -------------  -------------
FINANCING ACTIVITIES
    Net increase in deposits                                              21,733,961     16,915,029
    Net increase in Federal funds purchased                                  663,306              -
    Repayment of notes payable                                                     -     (2,125,704)
    Net proceeds from sale of common stock                                   368,243      2,934,374
                                                                        -------------  -------------
            Net cash provided by financing activities                     22,765,510     17,723,699
                                                                        -------------  -------------
Net increase (decrease) in cash and due from banks                           146,372     (4,522,154)

Cash and due from banks at beginning  of year                              1,541,141      6,063,295
                                                                        -------------  -------------
Cash and due from banks at end of year                                  $  1,687,513   $  1,541,141
                                                                        =============  =============
SUPPLEMENTAL DISCLOSURE
    Cash paid for interest                                              $  1,263,873   $    249,499

NONCASH TRANSACTIONS
    Principal balances of loans transferred to other real estate owned  $     54,000   $          -

    Financed sales of other real estate owned                           $     52,000   $          -

    Transfer of subscribers' deposits to common stock                   $          -   $  6,061,784

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

          NATURE  OF  BUSINESS

               North Georgia Community Financial Partners, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, North Georgia National Bank (the "Bank"). The Bank is a commercial bank located in Calhoun, Gordon County, Georgia. The Bank provides a full range of banking services in its primary market area of Gordon County and surrounding counties. The Company commenced its banking operations on February 10, 1999.


          BASIS  OF  PRESENTATION

               The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred taxes.

          CASH,  DUE  FROM  BANKS  AND  CASH  FLOWS

               For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds sold, deposits, and federal funds purchased are reported net.

               The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

          SECURITIES

               Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

               Interest and dividends, amortization of premiums and accretion of discounts are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          LOANS

               Loans are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued based on the unpaid balance.


               Loan origination fess and certain direct costs of loans are recognized at the time the loan is recorded. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

               The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

               The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

               The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

               A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

          PREMISES  AND  EQUIPMENT

               Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          OTHER  REAL  ESTATE  OWNED

               Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had no other real estate owned at December 31, 2000 or 1999.

          TRANSFERS  OF  FINANCIAL  ASSETS

               Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

          INCOME  TAXES

               Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

          STOCK  COMPENSATION  PLANS

               Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

          LOSSES  PER  SHARE

               Basic losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted losses per share are computed by dividing net loss by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          COMPREHENSIVE  INCOME

               Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

          RECENT  DEVELOPMENTS

               In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

NOTE  2.  SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                               GROSS        GROSS
                                AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                   COST        GAINS        LOSSES       VALUE
                                ----------  -----------  ------------  ----------
SECURITIES AVAILABLE-FOR-SALE
  DECEMBER 31, 2000:
  U. S. GOVERNMENT AND
    AGENCY SECURITIES           $5,734,534  $    52,212  $    (7,236)  $5,779,510
  RESTRICTED EQUITY SECURITIES     265,450            -            -      265,450
                                ----------  -----------  ------------  ----------
                                $5,999,984  $    52,212  $    (7,236)  $6,044,960
                                ==========  ===========  ============  ==========

December 31, 1999:
U. S. Government and
    agency securities           $2,245,849  $         -  $   (71,604)  $2,174,245
Restricted equity securities       253,500            -            -      253,500
                                ----------  -----------  ------------  ----------
                                $2,499,349  $         -  $   (71,604)  $2,427,745
                                ==========  ===========  ============  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Securities with a carrying value of $5,279,000 and $715,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. Gross losses of $26,573 were realized on sales of securities for the year ended December 31, 2000.

          The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below.

                                   SECURITIES  AVAILABLE-FOR-SALE
                                   -----------------------------
                                        AMORTIZED      FAIR
                                           COST       VALUE
                                        ----------  ----------
            Due within one year         $  499,397  $  497,815
            Due from one to five years   3,498,702   3,518,095
            Due from five to ten years   1,736,435   1,763,600
                                        ----------  ----------
                                        $5,734,534  $5,779,510
                                        ==========  ==========

NOTE  3.  LOANS

          The  composition  of  loans  is  summarized  as  follows:

                                                    DECEMBER 31,
                                            --------------------------
                                                2000          1999
                                            ------------  ------------
            Commercial                      $10,933,000   $ 7,931,267
            Real estate - construction        1,233,000       253,411
            Real estate - mortgage           15,135,000     5,521,578
            Consumer, instalment and other    4,696,523     3,137,307
                                            ------------  ------------
                                             31,997,523    16,843,563
            Allowance for loan losses          (424,140)     (200,000)
                                            ------------  ------------
            Loans, net                      $31,573,383   $16,643,563
                                            ============  ============

          Changes  in  the  allowance  for  loan  losses  are  as  follows:

                                                        YEARS ENDED DECEMBER 31,
                                                         ---------------------
                                                            2000       1999
                                                         ----------  ---------
          Balance, beginning of year                     $ 200,000   $      -
             Provision for loan losses                     325,000    201,050
             Loans charged off                            (104,222)    (1,050)
             Recoveries of loans previously charged off      3,362          -
                                                         ----------  ---------
          Balance, end of year                           $ 424,140   $200,000
                                                         ==========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Management has identified no material amounts of impaired loans as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as of December 31, 2000 and 1999. The average recorded investment in impaired loans for 2000 and 1999 was $30,060 and $ - -, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended December 31, 2000 and 1999.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2000 are as follows:

            Balance, beginning of year  $  457,274
              Advances                     862,058
              Repayments                  (173,504)
                                        -----------
            Balance, end of year        $1,145,828
                                        ===========

NOTE  4.  PREMISES  AND  EQUIPMENT

          Premises  and  equipment  are  summarized  as  follows:

                                                   DECEMBER 31,
                                            ------------------------
                                               2000         1999
                                            -----------  -----------
            Land                            $  500,000   $  500,000
            Building and land improvements     999,713      989,265
            Equipment                          909,667      832,175
                                            -----------  -----------
                                             2,409,380    2,321,440
            Accumulated depreciation          (284,638)    (122,498)
                                            -----------  -----------
                                            $2,124,742   $2,198,942
                                            ===========  ===========


NOTE  5.  DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $4,761,477 and $3,432,715,
          respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

            2001         $10,520,459
            2002             780,279
            2003              82,836
                         -----------
                          11,383,574
                         ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  6.  EMPLOYEE  BENEFIT  PLANS

          The Company has a savings incentive retirement plan covering all employees. Contributions to the plan charged to expense during 2000 and 1999 amounted to $4,200 and $4,114, respectively.

          The Company has an incentive stock option plan with 400,000 shares of common stock reserved for options to key employees. Options are granted at prices equal to the fair market value of the shares at the date of grant and are exercisable as determined by the Company's Board of Directors. The options expire ten years from the date of grant. Other pertinent information related to the options is as follows:

                                                       YEARS ENDED DECEMBER 31,
                                              ---------------------------------------
                                                       2000                1999
                                              ----------------------  ---------------
                                                           WEIGHTED-        Weighted-
                                                           AVERAGE           average
                                                           EXERCISE          Exercise
                                               NUMBER        PRICE    Number   Price
                                             -----------  ----------  -------  ------
Under option, beginning of year                 111,000   $    10.00        -  $    -
   Granted                                       76,000        12.00  111,000   10.00
 Exercised                                            -            -        -       -
   Terminated                                   (22,500)       10.22        -       -
                                             -----------              -------
Under option, end of year                       164,500        10.89  111,000   10.00
                                             ===========              =======

Exercisable, end of year                         79,000        10.00   76,000
                                             ===========              =======
Weighted average remaining contractual life     9 YEARS              10 years

Weighted average fair value of
   options granted during the year           $     4.19               $  3.58
                                             ===========              =======

          The Company applies Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net loss and losses per share would have been adjusted to the pro forma amounts indicated below.

                                                 YEARS ENDED DECEMBER 31,
                                                --------------------------
                                                    2000          1999
                                                ------------  ------------
            Net loss             As reported    $  (642,035)  $(1,162,249)
                                 Pro forma      $  (652,775)  $(1,341,773)

            Losses per share     As reported    $     (0.71)  $     (1.66)
                                 Pro forma      $     (0.73)  $     (1.92)

            Losses per share -   As reported    $     (0.71)  $     (1.66)
              assuming dilution  Pro forma      $     (0.73)  $     (1.92)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                    YEARS ENDED DECEMBER 31,
                                    -----------------------
                                       2000      1999
                                     --------  --------
            Dividend yield                 0%        0%
            Expected life            7 YEARS   7 years
            Expected volatility            0%        0%
            Risk-free interest rate     6.23%     6.47%

NOTE  7.  INCOME  TAXES

          Income  tax  expense  consists  of  the  following:

                                               YEARS ENDED DECEMBER 31,
                                               ----------------------
                                                  2000        1999
                                               ----------  ----------
            Current                            $(245,477)  $(358,265)
            Deferred                              35,245     (29,572)
            Change in valuation allowance        210,232     387,837
                                               ----------  ----------
                    Income tax expense         $       -   $       -
                                               ==========  ==========

          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                           YEARS ENDED DECEMBER 31,
                                --------------------------------------------
                                         2000                  1999
                                --------------------  ----------------------
                                  AMOUNT    PERCENT    Amount      Percent
                                ----------  --------  ----------  ----------
Income taxes at statutory rate  $(218,292)      (34)% $(395,845)       (34)%
  Other items                       8,059         1       8,008          1
  Change in valuation allowance   210,233        33     387,837         33
                                ----------  --------  ----------  ----------
Income tax expense              $       -         -%  $       -          -%
                                ==========  ========  ==========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The  components  of  deferred  income  taxes  are  as  follows:


                                               DECEMBER 31,
                                          ----------------------
                                             2000        1999
                                          ----------  ----------
Deferred tax assets:
  Loan loss reserves                      $  64,436   $  27,800
  Preopening and organizational expenses    101,673     130,620
  Net operating loss carryforward           622,977     377,500
  Other                                       9,248      14,502
  Securities available-for-sale                   -      24,345
                                          ----------  ----------
                                            798,334     574,767

Valuation allowance                        (735,382)   (564,787)
                                          ----------  ----------
                                             62,952       9,980
                                          ----------  ----------

Deferred tax liabilities:
  Depreciation                               47,660       9,980
  Securities available-for-sale              15,292           -
                                          ----------  ----------
                                             62,952       9,980
                                          ----------  ----------

Net deferred taxes                        $       -   $       -
                                          ==========  ==========

          At December 31, 2000, the Company has available net operating loss carryforwards of approximately $1,832,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2018.


NOTE  8.  LOSSES  PER  SHARE

          Presented below is a summary of the components used to calculate basic and diluted losses per share.

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                       2000         1999
                                                                    ----------  ------------
Basic Losses Per Share:
  Weighted average common shares outstanding                          899,537       700,466
                                                                    ==========  ============
  Net loss                                                          $(642,035)  $(1,164,249)
                                                                    ==========  ============
  Basic losses per share                                            $   (0.71)  $     (1.66)
                                                                    ==========  ============
Diluted Losses Per Share:
  Weighted average common shares outstanding                          899,537       700,466
  Net effect of the assumed exercise of stock options based on the
   treasury stock method using average market prices for the year           -             -
Total weighted average common shares and
   common stock equivalents outstanding                               899,537       700,466
                                                                    ==========  ============
Net loss                                                            $(642,035)  $(1,164,249)
                                                                    ==========  ============
Diluted losses per share                                            $   (0.71)  $     (1.66)
                                                                    ==========  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  9.  COMMITMENTS  AND  CONTINGENCIES

          The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                                DECEMBER 31,
                                          ----------------------
                                             2000        1999
                                          ----------  ----------
            Commitments to extend credit  $5,943,201  $6,258,985
                                          ----------  ----------
            Standby letters of credit        122,535      62,535
                                          $6,065,736  $6,321,520
                                          ==========  ==========

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


NOTE 10.  CONCENTRATIONS  OF  CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Gordon County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

          Fifty-one percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Company's capital and surplus as defined by the Office of the Comptroller of the Currency, or approximately $1,122,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.  REGULATORY  MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, no dividends could be declared without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Company and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                             TO BE WELL
                                                            FOR CAPITAL   CAPITALIZED UNDER
                                                             ADEQUACY     PROMPT CORRECTIVE
                                              ACTUAL         PURPOSES     ACTION PROVISIONS
                                         ---------------  ---------------  --------------
                                         AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                         -------  ------  -------  ------  -------  -----
                                                       (DOLLARS IN THOUSANDS)
                                         ------------------------------------------------
DECEMBER 31, 2000:
TOTAL CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED                           $ 7,490  20.96%  $ 2,859      8%  $   N/A    N/A
  BANK                                   $ 7,485  20.95%  $ 2,859      8%  $ 3,574    10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED                           $ 7,066  19.78%  $ 1,430      4%  $   N/A    N/A
  BANK                                   $ 7,061  19.76%  $ 1,430      4%  $ 2,144     6%
TIER I CAPITAL TO AVERAGE ASSETS
  CONSOLIDATED                           $ 7,066  16.66%  $ 1,697      4%  $   N/A    N/A
  BANK                                   $ 7,061  16.65%  $ 1,697      4%  $ 2,121     5%
December 31, 1999:
Bank Only
Total Capital to Risk Weighted Assets    $ 7,540  39.62%  $ 1,523      8%  $ 1,904    10%
Tier I Capital to Risk Weighted Assets   $ 7,340  38.57%  $   762      4%  $ 1,142     6%
Tier I Capital to Average Assets         $ 7,340  36.08%  $   814      4%  $ 1,018     5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.


          CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS SOLD:

          The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and federal funds sold approximate fair values.

          SECURITIES:

          Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

          LOANS:

          For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

          DEPOSITS:

          The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          FEDERAL  FUNDS  PURCHASED:

          The carrying value of federal funds purchased approximates their fair value.

          ACCRUED  INTEREST:

          The carrying amounts of accrued interest approximate their fair values.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

          OFF-BALANCE  SHEET  INSTRUMENTS:

          Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

          The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                              DECEMBER 31, 2000        December 31, 1999
                                          ------------------------  ------------------------
                                           CARRYING       FAIR       Carrying       Fair
                                            AMOUNT        VALUE       Amount        Value
                                          -----------  -----------  -----------  -----------
FINANCIAL ASSETS:
   Cash, due from banks,
     interest-bearing deposits in banks,
     and Federal funds sold               $ 6,406,365  $ 6,406,365  $ 2,856,141  $ 2,856,141
   Securities available-for-sale            6,044,960    6,044,960    2,427,745    2,427,745
   Loans                                   31,573,383   31,672,225   16,643,563   16,700,000
   Accrued interest receivable                353,145      353,145      123,764      123,764

FINANCIAL LIABILITIES:
   Deposits                                38,648,990   39,450,896   16,915,029   16,924,073
   Accrued interest payable                   118,788      118,788       66,453       66,453
   Federal funds purchased                    663,306      663,306            -            -

NOTE 13.  SUPPLEMENTAL  FINANCIAL  DATA

          Components of other operating income and expenses in excess of 1% of total revenue are as follows:

                                 YEARS ENDED DECEMBER 31,
                                 ------------------------
                                      2000      1999
                                    --------  --------
OTHER OPERATING INCOME:
  Mortgage origination fee income   $ 25,912  $ 83,773
OTHER OPERATING EXPENSES:
  Data processing                    130,807    81,340
  Postage and office supplies        107,916   129,634
  Telephone                           31,113    26,339
  Legal and professional             158,523   132,904
  Advertising and public relations    79,096    78,991
  Courier service                     13,184    12,851
  Other loan expense                   9,463    24,226
  Other insurance                     13,437    11,071
  Travel                              31,445    24,984

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  PARENT  COMPANY  FINANCIAL  INFORMATION

          The following information presents the condensed balance sheet as of December 31, 2000 and the statements of operations, and cash flows of North Georgia Community Financial Partners, Inc. for the period from July 14, 2000 through December 31, 2000:

                    CONDENSED BALANCE SHEET

ASSETS
  Cash                                               $    5,058
  Investment in subsidiary                            7,106,197
                                                     -----------
      Total assets                                   $7,111,255
                                                     ===========
        TOTAL STOCKHOLDERS' EQUITY                   $7,111,255
                                                     ===========
CONDENSED STATEMENT OF OPERATIONS
EXPENSES, OTHER                                      $    9,942
                                                     -----------
     Loss before equity in loss of subsidiary            (9,942)
EQUITY IN LOSS OF SUBSIDIARY                           (255,526)
                                                     -----------
        NET LOSS                                     $ (265,468)
                                                     ===========

              CONDENSED STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES
  Net loss                                           $ (265,468)
  Adjustments to reconcile net loss to
     net cash used in operating activities:
     Equity in loss of subsidiary                       255,526
                                                     -----------
          Net cash used in operating activities          (9,942)
                                                     -----------

FINANCING ACTIVITIES
  Net proceeds from sale of common stock                 15,000
                                                     -----------
          Net cash provided by financing activities      15,000
                                                     -----------

Net increase in cash                                      5,058
Cash at beginning of year                                     -
                                                     -----------
Cash at end of year                                  $    5,058
                                                     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15.  BUSINESS  COMBINATION

          On July 14, 2000, the Company acquired all of the outstanding stock of the Bank in exchange for 902,917 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interest. The net loss of the Bank prior to the acquisition was $376,567 and has been included in the consolidated statement of operations.

          Common stock and capital surplus as of December 31, 1999 have been restated to reflect the change from the Bank's $5 par value common stock to the Company's no par value common stock. This restatement had no effect on total stockholders' equity.