Form 10KSB, Exhibit 13
period 2001-12-31
NORTH GEORGIA COMMUNITY FINANCIAL PARTNE
filed 2002-04-01
CIK 1111740

EXHIBIT 13.1






                             NORTH GEORGIA COMMUNITY
                            FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2001

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2001

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                    -----

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . . . .     43

FINANCIAL STATEMENTS

   CONSOLIDATED BALANCE SHEETS . . . . . . . . . . . . . . . . . .     44
   CONSOLIDATED STATEMENTS OF OPERATIONS . . . . . . . . . . . . .     45
   CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS . . . . . . . . .     46
   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY . . . . . . . .     47
   CONSOLIDATED STATEMENTS OF CASH FLOWS . . . . . . . . . . . . .     48
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . .  49-63


                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
CALHOUN, GEORGIA


     We have audited the accompanying consolidated balance sheets of NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC. AND SUBSIDIARY as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Georgia Community Financial Partners, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                         /s/ MAULDIN & JENKINS, LLC




Atlanta, Georgia
January 25, 2002

                       NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                        AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 2001 AND 2000


                                      ASSETS                            2001          2000
                                      ------                        ------------  ------------
Cash and due from banks                                             $ 1,542,988   $ 1,687,513
Interest-bearing deposits in banks                                        2,200         3,852
Federal funds sold                                                            -     4,715,000
Securities available-for-sale                                        25,226,899     5,779,510
Restricted equity securities, at cost                                   290,700       265,450

Loans                                                                40,614,045    31,997,523
Less allowance for loan losses                                          527,192       424,140
                                                                    ------------  ------------
          Loans, net                                                 40,086,853    31,573,383

Premises and equipment                                                2,041,788     2,124,742
Other assets                                                          1,539,690       446,396
                                                                    ------------  ------------

          TOTAL ASSETS                                              $70,731,118   $46,595,846
                                                                    ============  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Deposits
    Noninterest-bearing                                             $ 5,126,448   $ 6,427,243
    Interest-bearing                                                 58,119,839    32,221,747
                                                                    ------------  ------------
         Total deposits                                              63,246,287    38,648,990
    Securities sold under repurchase agreements                         155,922       663,306
    Other liabilities                                                   188,349       172,295
                                                                    ------------  ------------
         TOTAL LIABILITIES                                           63,590,558    39,484,591
                                                                    ------------  ------------

Commitments and contingencies

Stockholders' equity
    Preferred stock, no par value; 2,000,000 shares authorized;
        none issued and outstanding                                           -             -
    Common stock, no par value; 10,000,000 shares authorized;
         911,167 and 904,167 issued and outstanding, respectively     9,405,401     9,321,401
    Accumulated deficit                                              (2,213,122)   (2,255,122)
    Accumulated other comprehensive income (loss)                       (51,719)       44,976
                                                                    ------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                                  7,140,560     7,111,255
                                                                    ------------  ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $70,731,118   $46,595,846
                                                                    ============  ============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                   2001         2000
                                                                -----------  -----------
INTEREST INCOME
    Loans                                                       $2,941,572   $2,241,375
    Taxable securities                                             789,854      298,853
    Federal funds sold                                             219,224       80,281
                                                                -----------  -----------
          TOTAL INTEREST INCOME                                  3,950,650    2,620,509
                                                                -----------  -----------

INTEREST EXPENSE
    Deposits                                                     2,231,766    1,280,039
    Securities sold under repurchase agreements                     15,391       36,169
                                                                -----------  -----------
          TOTAL INTEREST EXPENSE                                 2,247,157    1,316,208
                                                                -----------  -----------

          NET INTEREST INCOME                                    1,703,493    1,304,301
PROVISION FOR LOAN LOSSES                                          140,000      325,000
                                                                -----------  -----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    1,563,493      979,301
                                                                -----------  -----------

OTHER INCOME
    Service charges on deposit accounts                            211,716      168,228
    Gain (loss) on sales of securities available-for-sale            6,250      (26,573)
    Other operating income                                         161,339       52,838
                                                                -----------  -----------
          TOTAL OTHER INCOME                                       379,305      194,493
                                                                -----------  -----------

OTHER EXPENSES
    Salaries and employee benefits                               1,085,542      953,090
    Equipment and occupancy expenses                               273,893      250,976
    Capitalized loan origination costs                            (163,087)    (122,008)
    Other operating expenses                                       704,450      733,771
                                                                -----------  -----------
          TOTAL OTHER EXPENSES                                   1,900,798    1,815,829
                                                                -----------  -----------

          INCOME (LOSS) BEFORE INCOME TAXES                         42,000     (642,035)

INCOME TAX EXPENSE                                                       -            -
                                                                -----------  -----------

                    NET INCOME (LOSS)                           $   42,000   $ (642,035)
                                                                ===========  ===========

BASIC AND DILUTED EARNINGS (LOSSES) PER SHARE                   $     0.05   $    (0.71)
                                                                ===========  ===========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                     2001        2000
                                                                   ---------  ----------

NET INCOME (LOSS)                                                  $ 42,000   $(642,035)
                                                                   ---------  ----------

OTHER COMPREHENSIVE INCOME (LOSS):

UNREALIZED GAINS (LOSSES) ON SECURITIES AVAILABLE-FOR-SALE:

        Net unrealized holding gains (losses) on securities
            available-for-sale arising during period                (90,445)     90,007

        Reclassifications adjustment for (gains) losses realized
            in net income (loss)                                     (6,250)     26,573
                                                                   ---------  ----------

OTHER COMPREHENSIVE INCOME (LOSS)                                   (96,695)    116,580
                                                                   ---------  ----------

COMPREHENSIVE LOSS                                                 $(54,695)  $(525,455)
                                                                   =========  ==========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                            AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                YEARS ENDED DECEMBER 31, 2001 AND 2000


                                    COMMON STOCK                          ACCUMULATED
                                ----------------------                        OTHER          TOTAL
                                             AMOUNT       ACCUMULATED     COMPREHENSIVE  STOCKHOLDERS'
                                SHARES      PAID-IN         DEFICIT       INCOME (LOSS)      EQUITY
                                -------  -------------  ---------------  ---------------  -----------
BALANCE, DECEMBER 31, 1999      870,300  $  8,953,158   $   (1,613,087)  $      (71,604)  $7,268,467
    Net loss                          -             -         (642,035)               -     (642,035)
    Issuance of common stock     33,867       376,504                -                -      376,504
    Stock issue costs                 -        (8,261)               -                -       (8,261)
    Other comprehensive income        -             -                -          116,580      116,580
                                -------  -------------  ---------------  ---------------  -----------
BALANCE, DECEMBER 31, 2000      904,167     9,321,401       (2,255,122)          44,976    7,111,255
    Net income                        -             -           42,000                -       42,000
    Issuance of common stock      7,000        84,000                -                -       84,000
    Other comprehensive loss          -             -                -          (96,695)     (96,695)
                                -------  -------------  ---------------  ---------------  -----------
BALANCE, DECEMBER 31, 2001      911,167  $  9,405,401   $   (2,213,122)  $      (51,719)  $7,140,560
                                =======  =============  ===============  ===============  ===========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                              AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                                 2001           2000
                                                                             -------------  -------------
OPERATING ACTIVITIES
    Net income (loss)                                                        $     42,000   $   (642,035)
    Adjustments to reconcile net income  (loss) to net cash
        provided by (used in) operating activities:
          Depreciation                                                            173,605        162,140
          Provision for loan losses                                               140,000        325,000
          (Gain) loss on sales of securities available-for-sale                    (6,250)        26,573
          Loss on sale of other real estate owned                                       -          2,000
          Increase in interest receivable                                        (141,733)      (229,381)
          Increase in interest payable                                             22,884         52,335
          Net other operating activities                                           (8,391)       (41,614)
                                                                             -------------  -------------
              Net cash provided by (used in) operating activities                 222,115       (344,982)
                                                                             -------------  -------------

INVESTING ACTIVITIES
    Net (increase) decrease in interest-bearing deposits in banks                   1,652         (3,852)
    Purchases of securities available-for-sale                                (28,093,943)    (5,235,000)
    Proceeds from maturities of securities available-for-sale                   7,549,859      1,000,000
    Proceeds from sales of securities available-for-sale                        1,006,250        721,406
    Purchases of restricted equity securities                                     (25,250)       (11,950)
    Net (increase) decrease  in federal funds sold                              4,715,000     (3,400,000)
    Net increase in loans                                                      (8,653,470)   (15,256,820)
    Purchase of premises and equipment                                            (90,651)       (87,940)
    Purchase of life insurance policies                                          (950,000)             -
                                                                             -------------  -------------
            Net cash used in investing activities                             (24,540,553)   (22,274,156)
                                                                             -------------  -------------

FINANCING ACTIVITIES
    Net increase in deposits                                                   24,597,297     21,733,961
    Net increase (decrease) in securities sold under repurchase agreements       (507,384)       663,306
    Net proceeds from sale of common stock                                         84,000        368,243
                                                                             -------------  -------------
            Net cash provided by financing activities                          24,173,913     22,765,510
                                                                             -------------  -------------
Net increase (decrease) in cash and due from banks                               (144,525)       146,372

Cash and due from banks at beginning  of year                                   1,687,513      1,541,141
                                                                             -------------  -------------
Cash and due from banks at end of year                                       $  1,542,988   $  1,687,513
                                                                             =============  =============
SUPPLEMENTAL DISCLOSURE
    Cash paid for interest                                                   $  2,224,273   $  1,263,873

NONCASH TRANSACTIONS
    Principal balances of loans transferred to other real estate owned       $          -   $     54,000

    Financed sales of other real estate owned                                $          -   $     52,000


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

          BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

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

          CASH, DUE FROM BANKS AND CASH FLOWS

          For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds sold, deposits, and securities sold under repurchase agreements are reported net.

          The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

          SECURITIES

          Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities without a readily determinable fair value are classified as available-for-sale and recorded at cost.

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

          Nonrefundable loan fees and costs for loans are deferred and recognized in income over the life of the loans. The costs for loans are reflected as a reduction of other expenses in the statement of operations.

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

          The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

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

          A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

          PREMISES AND EQUIPMENT

          Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          OTHER REAL ESTATE OWNED

          Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had no other real estate owned at December 31, 2001 or 2000.

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

          STOCK COMPENSATION PLANS

          Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income (loss) and earnings (losses) per share and other disclosures, as if the fair value based method of accounting had been applied.

          EARNINGS (LOSSES) PER SHARE

          Basic earnings (losses) per share are computed by dividing net income
          (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

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

          RECLASSIFICATIONS

          Certain items of income and expense on the consolidated statement of operations for the year ended December 31, 2000 have been reclassified, with no effect on net loss, to be consistent with the classifications adopted for the year ended December 31, 2001.


NOTE 2.   SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                               GROSS        GROSS
                                AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                  COST         GAINS        LOSSES        VALUE
                               -----------  -----------  ------------  -----------
SECURITIES AVAILABLE-FOR-SALE
  DECEMBER 31, 2001:
  U. S. GOVERNMENT AND
    AGENCY SECURITIES          $21,259,394  $   146,343  $  (115,188)  $21,290,549
  CORPORATE SECURITIES           2,144,650            -      (53,350)    2,091,300
  MORTGAGE-BACKED SECURITIES     1,874,574            -      (29,524)    1,845,050
                               -----------  -----------  ------------  -----------
                               $25,278,618  $   146,343  $  (198,062)  $25,226,899
                               ===========  ===========  ============  ===========

  December 31, 2000:
  U. S. Government and
    agency securities          $ 5,734,534  $    52,212  $    (7,236)  $ 5,779,510
                               ===========  ===========  ============  ===========

          Securities with a carrying value of $5,516,000 and $5,279,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. Gross gains of $6,250 were realized on sales of securities for the year ended December 31, 2001. Gross losses of $26,573 were realized on sales of securities for the year ended December 31, 2000.

          The amortized cost and fair value of debt securities as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                              SECURITIES AVAILABLE-FOR-SALE
                            -----------------  ---------------
                                AMORTIZED           FAIR
                                  COST              VALUE
                            -----------------  ---------------
Due from one to five years  $      12,559,396  $    12,543,294
Due from five to ten years         10,341,592       10,347,345
Due after ten years                   503,056          491,210
Mortgage-backed securities          1,874,574        1,845,050
                            -----------------  ---------------
                            $      25,278,618  $    25,226,899
                            =================  ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.   LOANS

          The composition of loans is summarized as follows:

                                                      DECEMBER 31,
                                               --------------------------
                                                   2001          2000
                                               ------------  ------------
Commercial and agricultural                    $10,674,000   $10,933,000
Real estate - construction                         506,000     1,233,000
Real estate - mortgage                          24,637,000    15,135,000
Consumer, installment and other                  4,797,045     4,696,523
                                               ------------  ------------
                                                40,614,045    31,997,523
Allowance for loan losses                         (527,192)     (424,140)
                                               ------------  ------------
Loans, net                                     $40,086,853   $31,573,383
                                               ============  ============

          Changes in the allowance for loan losses are as follows:

                                                YEARS ENDED DECEMBER 31,
                                               --------------------------
                                                   2001          2000
                                               ------------  ------------

Balance, beginning of year                     $   424,140   $   200,000
   Provision for loan losses                       140,000       325,000
   Loans charged off                               (56,379)     (104,222)
   Recoveries of loans previously charged off       19,431         3,362
                                               ------------  ------------
Balance, end of year                           $   527,192   $   424,140
                                               ============  ============

          The total recorded investment in impaired loans was $6,316 and $ -- at December 31, 2001 and 2000, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No 114, Accounting by Creditors for Impairment of a Loan, as of December 31, 2001 and 2000. The average recorded investment in impaired loans for 2001 and 2000 was $57,171 and $30,060, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended December 31, 2001 and 2000.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2001 are as follows:


         Balance, beginning of year                  $1,145,828
           Advances                                     456,407
           Repayments                                  (863,695)
           Transactions due to changes in directors    (334,277)
                                                     -----------
         Balance, end of year                        $  404,263
                                                     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                DECEMBER 31,
                                          -----------------------
                                             2001         2000
                                          -----------  -----------
          Land                            $  500,000   $  500,000
          Building and land improvements     999,713      999,713
          Equipment                        1,000,318      909,667
                                          -----------  -----------
                                           2,500,031    2,409,380
          Accumulated depreciation          (458,243)    (284,638)
                                          -----------  -----------
                                          $2,041,788   $2,124,742
                                          ===========  ===========

NOTE 5.   DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $6,924,855 and $4,761,477,
          respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

          2002                                $13,973,712
          2003                                  1,773,195
          2004                                     30,019
          2006                                      4,019
                                              -----------
                                              $15,780,945
                                              ===========

NOTE 6.   SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

          Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2001 and 2000 were $155,922 and $663,306, respectively.

NOTE 7.   EMPLOYEE BENEFIT PLANS

          The Company has a savings incentive retirement plan covering all employees. Contributions to the plan charged to expense during 2001 and 2000 amounted to $8,000 and $4,200, respectively.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             YEARS ENDED DECEMBER 31,
                                    --------------------------------------------
                                      2001        2001       2000        2000
                                    ---------  ----------  ---------  ----------
                                               WEIGHTED-              Weighted-
                                                AVERAGE                average
                                                EXERCISE               Exercise
                                     NUMBER      PRICE      Number      Price
                                    ---------  ----------  ---------  ----------
Under option, beginning of year      164,500   $    10.89   111,000   $    10.00
   Granted                                 -            -    76,000        12.00
   Exercised                               -            -         -            -
   Terminated                        (11,000)       11.91   (22,500)       10.22
                                    ---------              ---------
Under option, end of year            153,500        10.83   164,500        10.89
                                    =========              =========

Exercisable, end of year              93,700        10.27    79,000        10.00
                                    =========              =========

Weighted average fair value of
   options granted during the year  $      -               $   4.19
                                    =========              =========


          Information pertaining to options outstanding at December 31, 2001 is as follows:

                              OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                  -----------------------------------------  -------------------------
                                WEIGHTED-
                                 AVERAGE                                   WEIGHTED-
                                REMAINING      WEIGHTED-                    AVERAGE
RANGE OF            NUMBER     CONTRACTUAL      AVERAGE        NUMBER       EXERCISE
EXERCISE PRICES   OUTSTANDING     LIFE      EXERCISE PRICE   EXERCISABLE     PRICE
----------------  -----------  -----------  ---------------  -----------  ------------

10.00 - $12.00       153,500      8 years  $         10.83       93,700  $      10.27
                  ===========                                ===========

          The Company applies Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income (loss) and earnings (losses) per share would have been adjusted to the pro forma amounts indicated below.

                                                YEARS ENDED DECEMBER 31,
                                             -----------------------------
                                                  2001           2000
                                             --------------  -------------
Net income (loss)               As reported  $      42,000   $   (642,035)
                                Pro forma    $     (21,953)  $   (652,775)

Earnings (losses) per share     As reported  $         .05   $      (0.71)
                                Pro forma    $        (.02)  $      (0.73)

Earnings (losses) per share -   As reported  $         .05   $      (0.71)
  assuming dilution             Pro forma    $        (.02)  $      (0.73)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                              YEAR ENDED
                                             DECEMBER 31,
                                                 2000
                                             -------------
          Dividend yield                                0%
          Expected life                           7 years
          Expected volatility                           0%
          Risk-free interest rate                    6.23%


          In 2001, the Company established a deferred compensation plan providing for death and retirement benefits for its chief executive officer. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the executive officer. The balance of the policy cash surrender values included in other assets at December 31, 2001 is $963,356. Income recognized on the policies amounted to $13,356 for the year ended December 31, 2001. There was no deferred compensation liability or expense recognized as of and for the year ended December 31, 2001.


NOTE 8.   INCOME TAXES

          Income tax expense consists of the following:

                                               YEARS ENDED DECEMBER 31,
                                             -----------------------------
                                                 2001            2000
                                             -------------  --------------

          Current                            $     11,517   $    (245,477)
          Deferred                                  3,752          35,245
          Change in valuation allowance           (15,269)        210,232
                                             -------------  --------------
                         Income tax expense  $          -   $           -
                                             =============  ==============

          The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                          -----------------------------------------
                                                 2001                  2000
                                          -------------------  --------------------
                                           AMOUNT    PERCENT     Amount    Percent
                                          ---------  --------  ----------  --------
          Income taxes at statutory rate  $ 14,280        34%  $(218,292)       (34)%
          Other items                          989         2       8,060          1
          Change in valuation allowance    (15,269)      (36)    210,232         33
                                          ---------  --------  ----------  ----------
          Income tax expense              $      -         -%  $       -          - %
                                          =========  ========  ==========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The components of deferred income taxes are as follows:

                                                          DECEMBER 31,
                                                    ----------------------
                                                       2001        2000
                                                    ----------  ----------
          Deferred tax assets:
            Loan loss reserves                      $ 102,697   $  64,436
            Preopening and organizational expenses     69,008     101,673
            Net operating loss carryforward           611,460     622,977
            Other                                      13,561       9,248
            Securities available-for-sale              17,584           -
                                                    ----------  ----------
                                                      814,310     798,334

          Valuation allowance                        (752,989)   (735,382)
                                                    ----------  ----------
                                                       61,321      62,952
                                                    ----------  ----------

          Deferred tax liabilities:
            Depreciation                               61,321      47,660
            Securities available-for-sale                   -      15,292
                                                    ----------  ----------
                                                       61,321      62,952
                                                    ----------  ----------
          Net deferred taxes                        $       -   $       -
                                                    ==========  ==========

          At December 31, 2001, the Company has available net operating loss carryforwards of approximately $1,798,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2018.


NOTE 9.   EARNINGS (LOSSES) PER SHARE

          Presented below is a summary of the components used to calculate basic and diluted earnings (losses) per share.

                                                                      YEARS ENDED DECEMBER 31,
                                                                    ----------------------------
                                                                        2001           2000
                                                                    -------------  -------------
Basic Earnings (Losses) Per Share:
  Weighted average common shares outstanding                              905,970       899,537
                                                                    =============  =============
Net income (loss)                                                   $      42,000  $   (642,035)
                                                                    =============  =============
Basic earnings (losses) per share                                   $         .05  $      (0.71)
                                                                    =============  =============

Diluted Earnings (Losses) Per Share:
  Weighted average common shares outstanding                              905,970       899,537
  Net effect of the assumed exercise of stock options based on the
    treasury stock method using average market prices for the year         15,083             -
                                                                    -------------  -------------
  Total weighted average common shares and
    common stock equivalents outstanding                                  921,053       899,537
                                                                    =============  =============

Net income (loss)                                                   $      42,000  $   (642,035)
                                                                    =============  =============

Diluted earnings (losses) per share                                 $         .05  $      (0.71)
                                                                    =============  =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.  COMMITMENTS AND CONTINGENCIES

          The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

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

                                                        DECEMBER 31,
                                                  ----------------------
                                                     2001        2000
                                                  ----------  ----------
          Commitments to extend credit            $6,940,814  $5,943,201
          Standby letters of credit                   42,000     122,535
                                                  ----------  ----------
                                                  $6,982,814  $6,065,736
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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


NOTE 11.  CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Gordon County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Sixty-two percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Company's capital and surplus as defined by the Office of the Comptroller of the Currency, or approximately $1,144,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, no dividends could be declared without regulatory approval.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Company and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                        TO BE WELL
                                                            FOR CAPITAL             CAPITALIZED UNDER
                                                             ADEQUACY               PROMPT CORRECTIVE
                                             ACTUAL          PURPOSES               ACTION PROVISIONS
                                        ---------------  -----------------  -------------------------------
                                        AMOUNT   RATIO   AMOUNT    RATIO          AMOUNT           RATIO
                                        -------  ------  -------  --------  ------------------  -----------
                                                             (DOLLARS IN THOUSANDS)

DECEMBER 31, 2001:
TOTAL CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED                          $ 7,719  15.68%  $ 3,939        8%  $              N/A          N/A
  BANK                                  $ 7,633  15.50%  $ 3,939        8%  $            4,924          10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED                          $ 7,192  14.61%  $ 1,969        4%  $              N/A          N/A
  BANK                                  $ 7,106  14.43%  $ 1,969        4%  $            2,954           6%
TIER I CAPITAL TO AVERAGE ASSETS
  CONSOLIDATED                          $ 7,192  10.09%  $ 2,850        4%  $              N/A          N/A
  BANK                                  $ 7,106   9.97%  $ 2,850        4%  $            3,563           5%

December 31, 2000:
Total Capital to Risk Weighted Assets
  Consolidated                          $ 7,490  20.96%  $ 2,859        8%  $              N/A          N/A
  Bank                                  $ 7,485  20.95%  $ 2,859        8%  $            3,574          10%
Tier I Capital to Risk Weighted Assets
  Consolidated                          $ 7,066  19.78%  $ 1,430        4%  $              N/A          N/A
  Bank                                  $ 7,061  19.76%  $ 1,430        4%  $            2,144           6%
Tier I Capital to Average Assets
  Consolidated                          $ 7,066  16.66%  $ 1,697        4%  $              N/A          N/A
  Bank                                  $ 7,061  16.65%  $ 1,697        4%  $            2,121           5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

          SECURITIES:

          Fair values for securities are based on available quoted market prices. The carrying values of restricted equity securities with no readily determinable fair value approximate fair values.

          LOANS:

          For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

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

          SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:

          The carrying value of securities sold under repurchase agreements approximates their fair value.

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

          The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                             DECEMBER 31, 2001         December 31, 2000
                                          ------------------------  ------------------------
                                           CARRYING       FAIR       Carrying       Fair
                                            AMOUNT        VALUE       Amount        Value
                                          -----------  -----------  -----------  -----------
FINANCIAL ASSETS:
   Cash, due from banks,
     interest-bearing deposits in banks,
     and federal funds sold               $ 1,545,188  $ 1,545,188  $ 6,406,365  $ 6,406,365
   Securities                              25,517,599   25,517,599    6,044,960    6,044,960
   Loans                                   40,086,853   40,005,456   31,573,383   31,672,225
   Accrued interest receivable                494,878      494,878      353,145      353,145

FINANCIAL LIABILITIES:
   Deposits                                63,246,287   63,583,723   38,648,990   39,450,896
   Securities sold under
     repurchase agreements                    155,922      155,922      663,306      663,306
   Accrued interest payable                   141,672      141,672      118,788      118,788


NOTE 14.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating income and expenses in excess of 1% of total revenue are as follows:

                                                YEARS ENDED DECEMBER 31,
                                              ---------------------------
                                                  2001          2000
                                              ------------  -------------
          OTHER OPERATING INCOME:
            Mortgage origination fee income   $    109,169  $      25,912
          OTHER OPERATING EXPENSES:
            Data processing                        171,205        130,807
            Postage and office supplies             81,910        107,916
            Telephone                               41,870         31,113
            Legal and professional                 136,302        158,523
            Advertising and public relations        89,116         79,096
            Travel                                  13,797         31,445

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15.     PARENT COMPANY FINANCIAL INFORMATION

     The following information presents the condensed balance sheets as of December 31, 2001 and 2000 and the statements of operations, and cash flows of North Georgia Community Financial Partners, Inc. for the years then ended:

                                CONDENSED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                           -----------------------
                                                              2001        2000
                                                           ----------  -----------
ASSETS
  Cash                                                     $   87,075  $    5,058
  Investment in subsidiary                                  7,053,485   7,106,197
                                                           ----------  -----------

      Total assets                                         $7,140,560   7,111,255
                                                           ==========  ===========

        TOTAL STOCKHOLDERS' EQUITY                         $7,140,560  $7,111,255
                                                           ==========  ===========

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                 DECEMBER 31,
                                                           -----------------------
                                                              2001        2000
                                                           ----------  -----------

EXPENSES, OTHER                                            $    1,983  $    9,942
                                                           ----------  -----------

     Loss before equity in earnings (loss) of subsidiary        1,983      (9,942)

EQUITY IN EARNINGS (LOSS) OF SUBSIDIARY                        43,983    (255,526)
                                                           ----------  -----------

        NET INCOME (LOSS)                                  $   42,000  $ (265,468)
                                                           ==========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15.  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                       DECEMBER 31,
                                                  ---------------------
                                                   2001        2000
                                                  ---------  ----------
OPERATING ACTIVITIES
  Net income (loss)                               $ 42,000   $(265,468)
  Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
     Equity in earnings (loss) of subsidiary       (43,983)    255,526
                                                  ---------  ----------
Net cash used in operating activities               (1,983)     (9,942)
                                                  ---------  ----------

FINANCING ACTIVITIES
  Net proceeds from sale of common stock            84,000      15,000
                                                  ---------  ----------
Net cash provided by financing activities           84,000      15,000
                                                  ---------  ----------

Net increase in cash                                82,017       5,058

Cash at beginning of year                            5,058           -
                                                  ---------  ----------

Cash at end of year                               $ 87,075   $   5,058
                                                  =========  ==========

NOTE 16.  BUSINESS COMBINATION

          On July 14, 2000, the Company acquired all of the outstanding stock of the Bank in exchange for 902,917 shares of the Company's common stock. The acquisition was accounted for as a pooling of interests. The net loss of the Bank prior to the acquisition was $376,567 and was included in the consolidated statement of operations.