Form 10KSB, Exhibit 13
period 2002-12-31
NORTH GEORGIA COMMUNITY FINANCIAL PARTNE
filed 2003-03-31
CIK 1111740

EXHIBIT 13.1




                             NORTH GEORGIA COMMUNITY
                            FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2002

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2002


                                TABLE OF CONTENTS
                                -----------------


                                                          PAGE
                                                          ----
INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . .     1

FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS. . . . . . . . . . . . . .     2
  CONSOLIDATED STATEMENTS OF INCOME. . . . . . . . . . .     3
  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)     4
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY. . . .     5
  CONSOLIDATED STATEMENTS OF CASH FLOWS. . . . . . . . .     6
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . .  7-21

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
CALHOUN, GEORGIA


          We have audited the accompanying consolidated balance sheets of NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC. AND SUBSIDIARY as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Georgia Community Financial Partners, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ Mauldin & Jenkins, LLC




Atlanta, Georgia
February 13, 2003

                       NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                        AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 2002 AND 2001


                           ASSETS                                       2002          2001
                           ------                                   ------------  ------------
Cash and due from banks                                             $ 2,018,636   $ 1,542,988
Interest-bearing deposits in banks                                       87,688         2,200
Federal funds sold                                                    1,500,000             -
Securities available-for-sale                                        22,964,367    25,226,899
Restricted equity securities, at cost                                   621,425       290,700

Loans                                                                50,899,257    40,614,045
Less allowance for loan losses                                          675,246       527,192
                                                                    ------------  ------------
          Loans, net                                                 50,224,011    40,086,853

Premises and equipment                                                1,917,066     2,041,788
Other assets                                                          1,580,095     1,539,690
                                                                    ------------  ------------

          TOTAL ASSETS                                              $80,913,288   $70,731,118
                                                                    ============  ============

                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------

Deposits
    Noninterest-bearing                                             $ 4,331,034   $ 5,126,448
    Interest-bearing                                                 61,718,894    58,119,839
                                                                    ------------  ------------
         Total deposits                                              66,049,928    63,246,287
    Other borrowings                                                  2,000,000             -
    Securities sold under repurchase agreements                       4,230,135       155,922
                                                                    ------------  ------------
    Other liabilities                                                   216,880       188,349
                                                                    ------------  ------------
         TOTAL LIABILITIES                                           72,496,943    63,590,558
                                                                    ------------  ------------

Commitments and contingencies

Stockholders' equity
    Preferred stock, no par value; 2,000,000 shares authorized;
        none issued and outstanding                                                         -
    Common stock, no par value; 10,000,000 shares authorized;
         912,167 and 911,167 issued and outstanding, respectively     9,417,401     9,405,401
    Accumulated deficit                                              (1,488,060)   (2,213,122)
    Accumulated other comprehensive income (loss)                       487,004       (51,719)
                                                                    ------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                                  8,416,345     7,140,560
                                                                    ------------  ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $80,913,288   $70,731,118
                                                                    ============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                     AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF INCOME
                         YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                  2002         2001
                                                               -----------  -----------
INTEREST INCOME
    Loans, including fees                                      $3,112,609   $2,941,572
    Taxable securities                                          1,240,373      789,854
    Federal funds sold                                             34,511      219,224
    Deposits in banks                                                 255            -
                                                               -----------  -----------
          TOTAL INTEREST INCOME                                 4,387,748    3,950,650
                                                               -----------  -----------

INTEREST EXPENSE
    Deposits                                                    1,607,288    2,231,766
    Other borrowings                                                8,012            -
    Securities sold under repurchase agreements                    83,729       15,391
                                                               -----------  -----------
          TOTAL INTEREST EXPENSE                                1,699,029    2,247,157
                                                               -----------  -----------

          NET INTEREST INCOME                                   2,688,719    1,703,493
PROVISION FOR LOAN LOSSES                                         153,000      140,000
                                                               -----------  -----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES   2,535,719    1,563,493
                                                               -----------  -----------

OTHER INCOME
    Service charges on deposit accounts                           278,410      211,716
    Gain  on sales of securities available-for-sale                     -        6,250
    Other operating income                                        229,828      161,339
                                                               -----------  -----------
          TOTAL OTHER INCOME                                      508,238      379,305
                                                               -----------  -----------

OTHER EXPENSES
    Salaries and employee benefits                              1,221,762    1,085,542
    Equipment and occupancy expenses                              335,885      273,893
    Capitalized loan origination costs                           (167,708)    (163,087)
    Other operating expenses                                      928,956      704,450
                                                               -----------  -----------
          TOTAL OTHER EXPENSES                                  2,318,895    1,900,798
                                                               -----------  -----------

          INCOME  BEFORE INCOME TAXES                             725,062       42,000

INCOME TAX EXPENSE                                                      -            -
                                                               -----------  -----------

                    NET INCOME                                 $  725,062   $   42,000
                                                               ===========  ===========

BASIC EARNINGS PER SHARE                                       $     0.79   $     0.05
                                                               ===========  ===========

DILUTED EARNINGS PER SHARE                                     $     0.78   $     0.05
                                                               ===========  ===========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                  NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                   AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                       YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                 2002       2001
                                                              ----------  ---------
NET INCOME                                                    $  725,062  $ 42,000

OTHER COMPREHENSIVE INCOME (LOSS):

UNREALIZED GAINS (LOSSES) ON SECURITIES AVAILABLE-FOR-SALE:

        Net unrealized holding gains (losses) on securities
            available-for-sale arising during period             538,723   (90,445)

        Reclassifications adjustment for gains realized
            in net income                                              -    (6,250)
                                                              ----------  ---------
OTHER COMPREHENSIVE INCOME (LOSS)                                538,723   (96,695)
                                                              ----------  ---------

COMPREHENSIVE INCOME (LOSS)                                   $1,263,785  $(54,695)
                                                              ==========  =========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                           AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                               YEARS ENDED DECEMBER 31, 2002 AND 2001


                                   COMMON STOCK                      ACCUMULATED
                                -------------------                      OTHER           TOTAL
                                           AMOUNT     ACCUMULATED    COMPREHENSIVE    STOCKHOLDERS'
                                SHARES    PAID-IN       DEFICIT      INCOME (LOSS)       EQUITY
                                -------  ----------  -------------  ---------------  ---------------
BALANCE, DECEMBER 31, 2000      904,167  $9,321,401  $ (2,255,122)  $       44,976   $    7,111,255
    Net income                        -           -        42,000                -           42,000
    Issuance of common stock      7,000      84,000             -                -           84,000
    Other comprehensive loss          -           -             -          (96,695)         (96,695)
                                -------  ----------  -------------  ---------------  ---------------
BALANCE, DECEMBER 31, 2001      911,167   9,405,401    (2,213,122)         (51,719)       7,140,560
    Net income                        -           -       725,062                -          725,062
    Issuance of common stock      1,000      12,000             -                -           12,000
    Other comprehensive income        -           -             -          538,723          538,723
                                -------  ----------  -------------  ---------------  ---------------
BALANCE, DECEMBER 31, 2002      912,167  $9,417,401  $ (1,488,060)  $      487,004   $    8,416,345
                                =======  ==========  =============  ===============  ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                             AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                                2002           2001
                                                                            -------------  -------------
OPERATING ACTIVITIES
    Net income                                                              $    725,062   $     42,000
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation                                                           217,789        173,605
          Provision for loan losses                                              153,000        140,000
          Gain on sales of securities available-for-sale                               -         (6,250)
          (Increase) decrease in interest receivable                               1,073       (141,733)
          Increase (decrease) in interest payable                                (25,026)        22,884
          Net other operating activities                                          12,079         (8,391)
                                                                            -------------  -------------

              Net cash provided by operating activities                        1,083,977        222,115
                                                                            -------------  -------------

INVESTING ACTIVITIES
    Net (increase) decrease in interest-bearing deposits in banks                (85,488)         1,652
    Purchases of securities available-for-sale                               (17,765,983)   (28,093,943)
    Proceeds from maturities of securities available-for-sale                 20,567,238      7,549,859
    Proceeds from sales of securities available-for-sale                               -      1,006,250
    Purchases of restricted equity securities                                   (330,725)       (25,250)
    Net (increase) decrease  in federal funds sold                            (1,500,000)     4,715,000
    Net increase in loans                                                    (10,290,158)    (8,653,470)
    Purchase of premises and equipment                                           (93,067)       (90,651)
    Purchase of life insurance policies                                                -       (950,000)
                                                                            -------------  -------------

            Net cash used in investing activities                             (9,498,183)   (24,540,553)
                                                                            -------------  -------------

FINANCING ACTIVITIES
    Net increase in deposits                                                   2,803,641     24,597,297
    Net increase in other borrowings                                           2,000,000              -
    Net increase (decrease) in securities sold under repurchase agreements     4,074,213       (507,384)
    Net proceeds from sale of common stock                                        12,000         84,000
                                                                            -------------  -------------

            Net cash provided by financing activities                          8,889,854     24,173,913
                                                                            -------------  -------------

Net increase (decrease) in cash and due from banks                               475,648       (144,525)

Cash and due from banks at beginning  of year                                  1,542,988      1,687,513
                                                                            -------------  -------------

Cash and due from banks at end of year                                      $  2,018,636   $  1,542,988
                                                                            =============  =============

SUPPLEMENTAL DISCLOSURE
    Cash paid for interest                                                  $  1,724,055   $  2,224,273


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

            BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

            The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

            In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred taxes.

            CASH, DUE FROM BANKS AND CASH FLOWS

            For purposes of reporting cash flows, cash due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds sold, deposits and securities sold under repurchase agreements are reported net.

            The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $282,000 at December 31, 2002.

            SECURITIES

            Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities without a readily determinable fair value are classified as available-for-sale and recorded at cost.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            LOANS

            Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued based on the principal balance.

            Nonrefundable loan fees and costs for loans are deferred and recognized in income over the life of the loans using a method which approximates a level yield. The costs for loans are reflected as a reduction of other expenses in the statement of income.

            The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loans are returned to accrual status.

            The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

            The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            OTHER REAL ESTATE OWNED

            Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had no other real estate owned at December 31, 2002 or 2001.

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

            STOCK COMPENSATION PLAN

            At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 9. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                YEARS ENDED DECEMBER 31,
                                                ------------------------
                                                    2002       2001
                                                  ---------  ---------
Net income, as reported                           $725,062   $ 42,000
Deduct: Total stock-based employee compensation
    expense determined under fair value based
    method for all awards                          (51,913)   (63,953)
                                                  ---------  ---------
Pro forma net income (loss)                       $673,149   $(21,953)
                                                  =========  =========
Earnings (losses) per share:
  Basic - as reported                             $   0.79   $   0.05
                                                  =========  =========
  Basic - pro forma                               $   0.74   $  (0.02)
                                                  =========  =========
  Diluted - as reported                           $   0.78   $   0.05
                                                  =========  =========
  Diluted - pro forma                             $   0.73   $  (0.02)
                                                  =========  =========

            EARNINGS PER SHARE

            Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

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

            ACCOUNTING STANDARDS

            In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

NOTE 2.     SECURITIES

            The amortized cost and fair value of securities are summarized as follows:

                                               GROSS        GROSS
                                AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                  COST         GAINS        LOSSES        VALUE
                               -----------  -----------  ------------  -----------
SECURITIES AVAILABLE-FOR-SALE
  DECEMBER 31, 2002:
  U. S. GOVERNMENT AND
    AGENCY SECURITIES          $ 9,787,635  $   169,514  $    (2,006)  $ 9,955,143
  CORPORATE SECURITIES           2,655,253      204,997            -     2,860,250
  MORTGAGE-BACKED SECURITIES    10,034,475      114,499            -    10,148,974
                               -----------  -----------  ------------  -----------
                               $22,477,363  $   489,010  $    (2,006)  $22,964,367
                               ===========  ===========  ============  ===========

  December 31, 2001:
  U. S. Government and
    agency securities          $21,259,394  $   146,343  $  (115,188)  $21,290,549
  Corporate securities           2,144,650            -      (53,350)    2,091,300
  Mortgage-backed securities     1,874,574            -      (29,524)    1,845,050
                               -----------  -----------  ------------  -----------
                               $25,278,618  $   146,343  $  (198,062)  $25,226,899
                               ===========  ===========  ============  ===========

            Securities with a carrying value of $12,252,000 and $5,516,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. Gross gains of $- and $6,250 were realized on sales of securities for the years ended December 31, 2002 and 2001, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                          SECURITIES AVAILABLE-FOR-SALE
                          -----------------------------
                             AMORTIZED      FAIR
                               COST         VALUE
                            -----------  -----------
Due from one to five years  $ 7,103,172  $ 7,256,370
Due from five to ten years    4,837,708    5,059,023
Due after ten years             502,008      500,000
Mortgage-backed securities   10,034,475   10,148,974
                            -----------  -----------
                            $22,477,363  $22,964,367
                            ===========  ===========

NOTE 3.     LOANS

            The composition of loans is summarized as follows:

                                       DECEMBER 31,
                                --------------------------
                                    2002          2001
                                ------------  ------------
Commercial and agricultural     $11,575,000   $10,674,000
Real estate - construction        2,742,000       506,000
Real estate - mortgage           32,585,000    24,637,000
Consumer installment and other    3,997,257     4,797,045
                                ------------  ------------
                                 50,899,257    40,614,045
Allowance for loan losses          (675,246)     (527,192)
                                ------------  ------------
Loans, net                      $50,224,011   $40,086,853
                                ============  ============

            Changes in the allowance for loan losses are as follows:

                                             YEARS ENDED DECEMBER 31,
                                             ------------------------
                                                 2002       2001
                                               ---------  ---------
Balance, beginning of year                     $527,192   $424,140
   Provision for loan losses                    153,000    140,000
   Loans charged off                            (39,546)   (56,379)
   Recoveries of loans previously charged off    34,600     19,431
                                               ---------  ---------
Balance, end of year                           $675,246   $527,192
                                               =========  =========

            The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $213,053 and $6,316 at December 31, 2002 and 2001, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No 114, Accounting by Creditors for Impairment of a Loan, as of December 31, 2002 and 2001. The average recorded investment in impaired loans for 2002 and 2001 was $39,249 and $57,171, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended December 31, 2002 and 2001. There were no loans past due ninety days or more and still accruing interest at December 31, 2002 and 2001, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:

Balance, beginning of year                  $ 404,263
  Advances                                    559,792
  Repayments                                 (205,400)
  Transactions due to changes in directors   (133,514)
                                            ----------
Balance, end of year                        $ 625,141
                                            ==========


NOTE 4.     PREMISES AND EQUIPMENT

            Premises and equipment are summarized as follows:

                                      DECEMBER 31,
                                ------------------------
                                   2002         2001
                                -----------  -----------
Land                            $  500,000   $  500,000
Building and land improvements     999,713      999,713
Equipment                        1,071,063    1,000,318
                                -----------  -----------
                                 2,570,776    2,500,031
Accumulated depreciation          (653,710)    (458,243)
                                -----------  -----------
                                $1,917,066   $2,041,788
                                ===========  ===========


NOTE 5.     DEPOSITS

            The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $10,226,007 and $6,924,855, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003         $13,017,000
2004           8,852,000
2005             808,000
2006               5,000
2007             100,000
             -----------
              22,782,000
             ===========

NOTE 6.     OTHER BORROWINGS

            Other borrowings consists of a $2,000,000 advance from the Federal Home Loan Bank. Interest on the advance is 2.53% and is payable quarterly. The interest rate on the advance may be adjusted to the three month LIBOR-based floating rate on November 5, 2005. The advance matures on November 5, 2012 and is collateralized by securities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.     SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

            Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2002 and 2001 were $4,230,135 and $155,922, respectively.

NOTE 8.     EMPLOYEE BENEFIT PLAN

            The Company has a savings incentive retirement plan covering all employees. Contributions to the plan charged to expense during 2002 and 2001 amounted to $18,300 and $8,000, respectively.

            The Company has a deferred compensation plan providing for death and retirement benefits for its chief executive officer. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the executive officer. The balance of the policy cash surrender values included in other assets at December 31, 2002 and 2001 is $1,017,498 and $963,356, respectively. Income recognized on the policies amounted to $54,142 and $13,356 for the years ended December 31, 2002 and 2001, respectively. Deferred compensation liability and expense recognized as of and for the years ended December 31, 2002 and 2001 amounted to $26,919 and $ -, respectively.

NOTE 9.     STOCK COMPENSATION PLAN

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

                                             YEARS ENDED DECEMBER 31,
                                    -------------------------------------------
                                            2002                  2001
                                    ---------------------  --------------------
                                               WEIGHTED-             Weighted-
                                                AVERAGE               average
                                                EXERCISE              Exercise
                                     NUMBER      PRICE      Number     Price
                                    ---------  ----------  --------  ----------
Under option, beginning of year      153,500   $    10.83  164,500   $    10.89
   Granted                            14,500        12.00        -            -
   Exercised                               -            -        -            -
   Terminated                        (10,000)       10.00  (11,000)       11.91
                                    ---------              --------
Under option, end of year            158,000        10.99  153,500        10.83
                                    =========              ========

Exercisable, end of year             103,400        10.49   93,700        10.27
                                    =========              ========

Weighted average fair value of
   options granted during the year  $   4.01               $     -
                                    =========              ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  9.    STOCK  COMPENSATION  PLAN  (CONTINUED)

            Information pertaining to options outstanding at December 31, 2002 is as follows:

                             OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                  -----------------------------------------  ----------------------
                                WEIGHTED-
                                 AVERAGE                                  WEIGHTED-
                                REMAINING      WEIGHTED-                   AVERAGE
   RANGE OF         NUMBER     CONTRACTUAL      AVERAGE        NUMBER     EXERCISE
EXERCISE PRICES   OUTSTANDING     LIFE      EXERCISE PRICE   EXERCISABLE    PRICE
----------------  -----------  -----------  ---------------  -----------  ---------
10.00 - $12.00       158,000   7.23 years  $         10.99      103,400  $   10.49
                  ===========                                ===========

            The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                     YEARS ENDED DECEMBER 31,
                     ------------------------
                           2002     2001
                         ---------  ----
Dividend yield                  0%  N/A
Expected life            10 YEARS   N/A
Expected volatility          0.01%  N/A
Risk-free interest rate      4.11%  N/A

NOTE 10.    INCOME TAXES

            Income tax expense consists of the following:

                                 YEARS ENDED DECEMBER 31,
                                 ------------------------
                                      2002       2001
                                   ----------  ---------
Current                            $ 310,303   $ 11,517
Deferred                             (53,970)     3,752
Change in valuation allowance       (256,333)   (15,269)
                                   ----------  ---------
               Income tax expense  $       -   $      -
                                   ==========  =========

            The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                YEARS ENDED DECEMBER 31,
                                ------------------------
                                     2002       2001
                                  ----------  ---------
Income taxes at statutory rate    $ 246,521   $ 14,280
   Other items                        9,812        989
   Change in valuation allowance   (256,333)   (15,269)
                                  ----------  ---------
Income tax expense                $       -   $      -
                                  ==========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The components of deferred income taxes are as follows:

                                               DECEMBER 31,
                                          ----------------------
                                             2002        2001
                                          ----------  ----------
Deferred tax assets:
  Loan loss reserves                      $ 171,019   $ 113,981
  Preopening and organizational expenses     40,338      76,591
  Deferred compensation                      10,158           -
  Net operating loss carryforward           383,918     694,221
  Other                                      32,688      15,050
  Securities available-for-sale                   -      19,524
                                          ----------  ----------
                                            638,121     919,367
Valuation allowance                        (391,607)   (851,308)
                                          ----------  ----------
                                            246,514      68,059
                                          ----------  ----------

Deferred tax liabilities:
  Depreciation                               62,670      68,059
  Securities available-for-sale             183,844           -
                                          ----------  ----------
                                            246,514      68,059
                                          ----------  ----------

Net deferred taxes                        $       -   $       -
                                          ==========  ==========

            At December 31, 2002, the Company has available net operating loss carryforwards of approximately $945,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2018.

NOTE 11.    EARNINGS PER SHARE

            Presented below is a summary of the components used to calculate basic and diluted earnings per share.

                                                                 YEARS ENDED DECEMBER 31,
                                                                 ------------------------
                                                                      2002      2001
                                                                    --------  --------
Basic Earnings Per Share:
  Weighted average common shares outstanding                         912,159   905,970
                                                                    ========  ========

Net income                                                          $725,062  $ 42,000
                                                                    ========  ========

Basic earnings per share                                            $    .79  $    .05
                                                                    ========  ========

Diluted Earnings Per Share:
  Weighted average common shares outstanding                         912,159   905,970
  Net effect of the assumed exercise of stock options based on the
    treasury stock method using average market prices for the year    14,126    15,083
                                                                    --------  --------
  Total weighted average common shares and
    common stock equivalents outstanding                             926,285   921,053
                                                                    ========  ========

Net income                                                          $725,062  $ 42,000
                                                                    ========  ========

Diluted earnings per share                                          $    .78  $    .05
                                                                    ========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.    COMMITMENTS AND CONTINGENCIES

            LOAN COMMITMENTS

            The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

            The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company's commitments is as follows:

                                   DECEMBER 31,
                              ----------------------
                                 2002        2001
                              ----------  ----------
Commitments to extend credit  $8,493,888  $6,940,814
Standby letters of credit        322,100      42,000
                              ----------  ----------
                              $8,815,988  $6,982,814
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

            CONTINGENCIES

            In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


NOTE 13.    CONCENTRATIONS OF CREDIT

            The Company originates primarily commercial, residential and consumer loans to customers in Gordon County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

            Sixty-nine percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

            The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Company's capital and surplus as defined by the Office of the Comptroller of the Currency, or approximately $1,281,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.    REGULATORY MATTERS

            The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, no dividends could be declared without regulatory approval.

            The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective provisions are not applicable to bank holding companies.

            Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

            As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

            The Company and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                             TO BE WELL
                                                            FOR CAPITAL   CAPITALIZED UNDER
                                                              ADEQUACY    PROMPT CORRECTIVE
                                              ACTUAL          PURPOSES    ACTION PROVISIONS
                                         ---------------  ---------------  ----------------
                                         AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                         -------  ------  -------  ------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
                                         --------------------------------------------------
DECEMBER 31, 2002:
TOTAL CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED                           $ 8,603  14.85%  $ 4,634      8%  $   N/A   N/A
  BANK                                   $ 8,545  14.75%  $ 4,634      8%  $ 5,793    10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED                           $ 7,928  13.68%  $ 2,317      4%  $   N/A   N/A
  BANK                                   $ 7,870  13.58%  $ 2,317      4%  $ 3,476     6%
TIER I CAPITAL TO AVERAGE ASSETS
  CONSOLIDATED                           $ 7,928  10.08%  $ 3,145      4%  $   N/A   N/A
  BANK                                   $ 7,870  10.01%  $ 3,145      4%  $ 3,931     5%

December 31, 2001:
Total Capital to Risk Weighted Assets
  Consolidated                           $ 7,719  15.68%  $ 3,939      8%  $   N/A   N/A
  Bank                                   $ 7,633  15.50%  $ 3,939      8%  $ 4,924    10%
Tier I Capital to Risk Weighted Assets
  Consolidated                           $ 7,192  14.61%  $ 1,969      4%  $   N/A   N/A
  Bank                                   $ 7,106  14.43%  $ 1,969      4%  $ 2,954     6%
Tier I Capital to Average Assets
  Consolidated                           $ 7,192  10.09%  $ 2,850      4%  $   N/A   N/A
  Bank                                   $ 7,106   9.97%  $ 2,850      4%  $ 3,563     5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15.    FAIR VALUE OF FINANCIAL INSTRUMENTS

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

            CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS SOLD: The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

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

            DEPOSITS: The carrying amounts of demand deposits, savings deposits and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            OTHER BORROWINGS AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:
            The carrying value of other borrowings and securities sold under repurchase agreements approximates their fair value.

            ACCRUED INTEREST: The carrying amounts of accrued interest approximate their fair values.

            OFF-BALANCE-SHEET INSTRUMENTS: Fair values of the Company's off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                             DECEMBER 31, 2002         December 31, 2001
                                         ------------------------  ------------------------
                                          CARRYING       FAIR       Carrying       Fair
                                           AMOUNT        VALUE       Amount        Value
                                         -----------  -----------  -----------  -----------
FINANCIAL ASSETS:
   Cash, due from banks,
     interest-bearing deposits in banks
     and federal funds sold              $ 3,606,324  $ 3,606,324  $ 1,545,188  $ 1,545,188
   Securities                             23,585,792   23,585,792   25,517,599   25,517,599
   Loans                                  50,224,011   51,570,000   40,086,853   40,005,456
   Accrued interest receivable               493,805      493,805      494,878      494,878

FINANCIAL LIABILITIES:
   Deposits                               66,049,928   66,176,000   63,246,287   63,583,723
   Other borrowings and securities
     sold under repurchase agreements      6,230,135    6,230,135      155,922      155,922
   Accrued interest payable                  116,646      116,646      141,672      141,672


NOTE 16.    SUPPLEMENTAL FINANCIAL DATA

            Components of other operating income and expenses in excess of 1% of total revenue are as follows:

                                 YEARS ENDED DECEMBER 31,
                                 ------------------------
                                      2002      2001
                                    --------  --------
OTHER OPERATING INCOME:
  Mortgage origination fee income   $131,364  $109,169
OTHER OPERATING EXPENSES:
  Data processing                    229,244   171,205
  Postage and office supplies         76,708    81,910
  Legal and professional             188,119   136,302
  Advertising and public relations   141,320    76,328

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.    PARENT COMPANY FINANCIAL INFORMATION

            The following information presents the condensed balance sheets as of December 31, 2002 and 2001 and the statements of income, and cash flows of North Georgia Community Financial Partners, Inc. for the years then ended:

               CONDENSED BALANCE SHEETS

                                         DECEMBER 31,
                                    ----------------------
                                       2002        2001
                                    ----------  ----------
ASSETS
  Cash                              $   58,742  $   87,075
  Investment in subsidiary           8,357,603   7,053,485
                                    ----------  ----------

      Total assets                  $8,416,345   7,140,560
                                    ==========  ==========

        TOTAL STOCKHOLDERS' EQUITY  $8,416,345  $7,140,560
                                    ==========  ==========

                 CONDENSED STATEMENTS OF INCOME

                                                      DECEMBER 31,
                                                   -------------------
                                                     2002       2001
                                                   ---------  --------
INCOME, OTHER                                      $  1,575   $     -
EXPENSES, OTHER                                      41,908     1,983
                                                   ---------  --------

     Loss before equity in earnings of subsidiary   (40,333)   (1,983)

EQUITY IN EARNINGS OF SUBSIDIARY                    765,395    43,983
                                                   ---------  --------

        NET INCOME                                 $725,062   $42,000
                                                   =========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 CONDENSED STATEMENTS OF CASH FLOWS

                                                  DECEMBER 31,
                                             ---------------------
                                                2002       2001
                                             ----------  ---------
OPERATING ACTIVITIES
  Net income                                 $ 725,062   $ 42,000
  Adjustments to reconcile net income to
     net cash used in operating activities:
     Equity in earnings of subsidiary         (765,395)   (43,983)
                                             ----------  ---------
    Net cash used in operating activities      (40,333)    (1,983)
                                             ----------  ---------

FINANCING ACTIVITIES
  Net proceeds from sale of common stock        12,000     84,000
                                             ----------  ---------
    Net cash provided by financing activities   12,000     84,000
                                             ----------  ---------

Net increase (decrease) in cash                (28,333)    82,017

Cash at beginning of year                       87,075      5,058
                                             ----------  ---------

Cash at end of year                          $  58,742   $ 87,075
                                             ==========  =========