Form 10KSB, Exhibit 13
period 2003-12-31
NORTH GEORGIA COMMUNITY FINANCIAL PARTNE
filed 2004-03-30
CIK 1111740

EXHIBIT 13.1




                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.


                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

                             NORTH GEORGIA COMMUNITY
                            FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2003

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2003


                                TABLE OF CONTENTS
                                -----------------


                                                                   PAGE
                                                                  -------

INDEPENDENT AUDITOR'S REPORT. . . . . . . . . . . . . . . . . . . .     1

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS. . . . . . . . . . . . . . . . . .     2
     CONSOLIDATED STATEMENTS OF INCOME. . . . . . . . . . . . . . .     3
     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME. . . . . . . .     4
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY. . . . . . . .     5
     CONSOLIDATED STATEMENTS OF CASH FLOWS. . . . . . . . . . . . .     6
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . .  7-22

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
CALHOUN, GEORGIA


          We have audited the accompanying consolidated balance sheets of NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC. AND SUBSIDIARY as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Georgia Community Financial Partners, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/  MAULDIN  &  JENKINS,  LLC




Atlanta, Georgia
January 8, 2004

                NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE  OF  OPERATIONS

            North Georgia Community Financial Partners, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, North Georgia National Bank (the "Bank"). The Bank is a commercial bank located in Calhoun, Gordon County, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Gordon County and surrounding counties.

          BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

            The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

            In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

          CASH, DUE FROM BANKS AND CASH FLOWS

            For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds sold, deposits and securities sold under repurchase agreements are reported net.

            The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $314,000 at December 31, 2003.

          SECURITIES

            The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

            Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOANS

            Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued based on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment to yield over the life of the loan using the interest method which approximates a level yield. The origination costs for loans are reflected as a reduction of other expenses in the statement of income.

            The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonable assured.

            A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

          ALLOWANCE  FOR  LOAN  LOSSES

            The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

            The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, reviews of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          PREMISES AND EQUIPMENT

            Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

          OTHER REAL ESTATE OWNED

            Other real estate owned represents properties acquired through or in lieu of loan foreclosure and are initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent declines in the value are expensed. The carrying amount of other real estate owned at December 31, 2003 was $271,625. The Company had no other real estate owned at December 31, 2002.

          SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND COLLATERAL

            Securities sold under repurchase agreements are generally accounted for as collateralized financing transactions. They are recorded at the amounts at which the securities were sold plus accrued interest. The Company monitors its exposure with respect to securities sold under repurchase agreements, and a request for the return of excess securities held by the counterparty is made when deemed appropriate.

            The Company pledges assets to collateralize repurchase agreements and other secured financings such as public deposits, treasury tax and loan and other short-term borrowings. Pledged securities that can be sold or repledged by the secured party are classified as securities pledged as collateral on the consolidated balance sheet. The carrying value of securities owned by the Company that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge at December 31, 2003 are $16,869,000. All of these securities were classified as available for sale.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          STOCK-BASED COMPENSATION

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

                                                     YEARS ENDED DECEMBER 31,
                                                  ------------------------------
-                                                      2003            2002
                                                  ---------------  -------------
Net income, as reported                           $    1,133,789   $    725,062
Deduct: Total stock-based employee compensation
   expense determined under fair value based
   method for all awards, net of tax effect              (46,238)       (51,913)
                                                  ---------------  -------------
Pro forma net income (loss)                       $    1,087,551   $    673,149
                                                  ===============  =============
Earnings (losses) per share:
   Basic - as reported                            $         1.24   $       0.79
                                                  ===============  =============
   Basic - pro forma                              $         1.19   $       0.74
                                                  ===============  =============
   Diluted - as reported                          $         1.20   $       0.78
                                                  ===============  =============
   Diluted - pro forma                            $         1.15   $       0.73
                                                  ===============  =============

          RECENT ACCOUNTING STANDARDS

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.   SECURITIES

            The amortized cost and fair value of securities available-for-sale are summarized as follows:

                                                GROSS        GROSS
                                 AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                   COST         GAINS        LOSSES        VALUE
                                -----------  -----------  ------------  -----------
DECEMBER 31, 2003:
U.S. TREASURY AND U.S.
  GOVERNMENT AGENCIES           $12,827,934  $    91,049  $   (58,950)  $12,860,033
STATE AND MUNICIPAL SECURITIES      100,562            -         (256)      100,306
MORTGAGE-BACKED SECURITIES       11,337,169       71,901      (43,834)   11,365,236
                                -----------  -----------  ------------  -----------
                                $24,265,665  $   162,950  $  (103,040)  $24,325,575
                                ===========  ===========  ============  ===========

December 31, 2002:
U.S. Government and
  agency securities             $ 9,787,635  $   169,514  $    (2,006)  $ 9,955,143
Equity securities                 2,655,253      204,997            -     2,860,250
Mortgage-backed securities       10,034,475      114,499            -    10,148,974
                                -----------  -----------  ------------  -----------
                                $22,477,363  $   489,010  $    (2,006)  $22,964,367
                                ===========  ===========  ============  ===========

            At December 31, 2003, no securities had been in a continuous unrealized loss position for more than one year.

            Securities with a carrying value of $16,869,000 and $12,252,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. Gross gains of $255,954 and $ - - were realized on sales of securities for the years ended December 31, 2003 and 2002, respectively.

            The amortized cost and fair value of securities available-for-sale as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                              SECURITIES AVAILABLE-FOR-SALE
                            ---------------------------------
                               AMORTIZED           FAIR
                                  COST             VALUE
                            ----------------  ---------------
Due from one to five years  $      8,929,884  $     8,975,779
Due from five to ten years         3,998,602        3,984,550
Due after ten years                        -                -
                            ----------------  ---------------
                            $     12,928,486  $    12,960,329
                            ================  ===============
Mortgage-backed securities  $     11,337,179  $    11,365,246
                            ================  ===============

NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS


NOTE 3.     LOANS

            The  composition  of  loans  is  summarized  as  follows:

                                       DECEMBER 31,
                                --------------------------
                                       2003          2002
                                ------------  ------------
Commercial and agricultural     $16,029,000   $11,575,000
Real estate - construction        2,767,000     2,742,000
Real estate - mortgage           48,442,000    32,585,000
Consumer installment and other    4,401,749     3,997,257
                                ------------  ------------
                                 71,639,749    50,899,257
Allowance for loan losses          (873,650)     (675,246)
                                ------------  ------------
Loans, net                      $70,766,099   $50,224,011
                                ============  ============

            Changes  in  the  allowance  for  loan  losses  are  as  follows:

                                                  YEARS ENDED DECEMBER 31,
                                               ---------------  -------------
                                                    2003            2002
                                               ---------------  -------------
Balance, beginning of year                     $      675,246   $    527,192
   Provision for loan losses                          255,000        153,000
   Loans charged off                                  (92,815)       (39,546)
   Recoveries of loans previously charged off          36,219         34,600
                                               ---------------  -------------
Balance, end of year                           $      873,650   $    675,246
                                               ===============  =============

            The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $5,505 and $213,053 at December 31, 2003 and 2002, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No 114, Accounting by Creditors for Impairment of a Loan, as of December 31, 2003 and 2002. The average recorded investment in impaired loans for 2003 and 2002 was $123,774 and $39,249, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended December 31, 2003 and 2002. There were no loans past due ninety days or more and still accruing interest at December 31, 2003 and 2002, respectively.

            In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year    $ 625,141
  Advances                      176,479
  Repayments                   (547,160)
                              ----------
Balance, end of year          $ 254,460
                              ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                         DECEMBER 31,
                                ---------------------------
                                      2003          2002
                                --------------  -----------

Land                            $     909,836   $  500,000
Building and land improvements      1,034,575      999,713
Equipment                           1,338,822    1,071,063
Construction in process                19,256            -
                                --------------  -----------
                                    3,302,489    2,570,776
Accumulated depreciation             (890,185)    (653,710)
                                --------------  -----------
                                $   2,412,304   $1,917,066
                                ==============  ===========

NOTE 5.     DEPOSITS

            The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $22,645,070 and $10,226,007, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004         $26,887,808
2005          14,762,900
2006             634,174
2007             100,008
2008             109,066
             -----------
             $42,493,956
             ===========

            At December 31, 2003 the Company had deposits to one customer totaling $14,462,460.

NOTE 6.     OTHER BORROWINGS

            Other borrowings consist of advances from the Federal Home Loan Bank totaling $5,000,000 as of December 31, 2003, and $2,000,000 as of
            December 31, 2002. These advances are collateralized by securities and interest on the advances is payable quarterly at variable rates ranging from 1.22% to 2.98%. The advances at December 31, 2003, mature as follows:

                                                        DECEMBER 31,
                                                            2002
                                                        -------------

November 5, 2012, with a call date of November 4, 2004  $   2,000,000
September 24, 2004                                          2,000,000
September 25, 2008                                          1,000,000
                                                        -------------
                                                        $   5,000,000
                                                        =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.     SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

            Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2003 and 2002 were $1,273,544 and $4,230,135, respectively.


NOTE 8.     EMPLOYEE BENEFIT PLAN

            The Company has a savings incentive retirement plan covering all employees. Contributions to the plan charged to expense during 2003 and 2002 amounted to $18,300 for each year.

            The Company has a deferred compensation plan providing for death and retirement benefits for its chief executive officer. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the executive officer. The balance of the policy cash surrender values included in other assets at December 31, 2003 and 2002 is $1,076,468 and $1,017,498, respectively. Income recognized on the policies amounted to $45,735 and $54,142 for the years ended December 31, 2003 and 2002, respectively. Deferred compensation expense recognized for the years ended December 31, 2003 and 2002 amounted to $55,355 and $26,919, respectively. The deferred compensation liability balances as of December 31, 2003 and 2002 were $82,274 and $26,919, respectively.


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

                                             YEARS ENDED DECEMBER 31,
                                    -------------------------------------------
                                             2003                  2002
                                    ----------------------  -------------------
                                                 WEIGHTED-            Weighted-
                                                  AVERAGE             average
                                                 EXERCISE             Exercise
                                      NUMBER      PRICE      Number    Price
                                    ----------  ----------  --------  ---------
Under option, beginning of year       158,000   $    10.99  153,500   $   10.83
   Granted                                  -            -   14,500       12.00
   Exercised                                -            -        -           -
   Terminated                          (8,500)       10.82  (10,000)      10.00
                                    ----------              --------
Under option, end of year             149,500        11.00  158,000       10.99
                                    ==========              ========

Exercisable, end of year              114,300        10.69  103,400       10.49
                                    ==========              ========

Weighted average fair value of
   options granted during the year         N/A              $  4.01
                                    ==========              ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.     STOCK  COMPENSATION  PLAN  (CONTINUED)

            Information pertaining to options outstanding at December 31, 2003 is as follows:

                                    OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                  ---------------------------------------------------  ----------------------
                                            WEIGHTED-
                                             AVERAGE        WEIGHTED-              WEIGHTED-
                                            REMAINING        AVERAGE                AVERAGE
RANGE OF          NUMBER                   CONTRACTUAL       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES   OUTSTANDING                 LIFE            PRICE    EXERCISABLE    PRICE
                  -------------------  -------------------  ---------  -----------  ---------

10.00 - $12.00               149,500           6.23 years   $   11.00      114,300  $   10.69
                  ===================                                  ===========

            The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                          DECEMBER 31,
                              2002
                         -------------

Dividend yield                      0%
Expected life                10 years
Expected volatility              0.01%
Risk-free interest rate          4.11%

NOTE 10.     INCOME TAXES


              Income  tax  expense  consists  of  the  following:

                                                YEARS ENDED DECEMBER 31,
                                             ------------------------------
                                                  2003            2002
                                             ---------------  -------------
Current                                      $      366,701   $    310,303
Deferred                                            (46,307)       (53,970)
Change in valuation allowance                      (534,977)      (256,333)
                                             ---------------  -------------
               Income tax expense (benefit)  $     (214,583)  $          -
                                             ===============  =============

            The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                     YEARS ENDED DECEMBER 31,
                                  ------------------------------
                                        2003           2002
                                  ---------------  -------------

Income taxes at statutory rate    $      312,530   $    246,521
   Other items                             7,864          9,812
   Change in valuation allowance        (534,977)      (256,333)
                                  ---------------  -------------
Income tax expense                $     (214,583)  $          -
                                  ===============  =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of deferred income taxes are as follows:

                                               DECEMBER 31,
                                          ---------------------
                                            2003        2002
                                          ---------  ----------
Deferred tax assets:
  Loan loss reserves                      $211,169   $ 171,019
  Preopening and organizational expenses     4,084      40,338
  Deferred compensation                     31,047      10,158
  Net operating loss carryforward           30,966     383,918
  Other real estate owned                   29,575           -
  Other                                     34,091      32,688
                                          ---------  ----------
                                           340,932     638,121
Valuation allowance                        (40,474)   (391,607)
                                          ---------  ----------
                                           300,458     246,514
                                          ---------  ----------

Deferred tax liabilities:
  Depreciation                              72,125      62,670
  Securities available-for-sale             22,765     183,844
                                          ---------  ----------
                                            94,890     246,514
                                          ---------  ----------

Net deferred income tax assets            $205,568   $       -
                                          =========  ==========

NOTE 11.    EARNINGS PER SHARE

            Presented below is a summary of the components used to calculate basic and diluted earnings per share.


                                                                        YEARS ENDED DECEMBER 31,
                                                                      --------------  ------------
                                                                           2003           2002
                                                                      --------------  ------------
Basic Earnings Per Share:
   Weighted average common shares outstanding                                912,167       912,159
                                                                      ==============  ============

Net income                                                            $    1,133,789  $    725,062
                                                                      ==============  ============

Basic earnings per share                                              $         1.24  $        .79
                                                                      ==============  ============

Diluted Earnings Per Share:
   Weighted average common shares outstanding                                912,167       912,159
   Net effect of the assumed exercise of stock options based on the
      treasury stock method using average market prices for the year          32,817        14,126
                                                                      --------------  ------------
   Total weighted average common shares and
      common stock equivalents outstanding                                   944,984       926,285
                                                                      ==============  ============

Net income                                                            $    1,133,789  $    725,062
                                                                      ==============  ============

Diluted earnings per share                                            $         1.20  $        .78
                                                                      ==============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.     COMMITMENTS AND CONTINGENCIES

          LOAN COMMITMENTS

            The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

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

                                            DECEMBER 31,
                                     -----------------------
                                        2003         2002
                                     -----------  ----------
Commitments to extend credit         $10,110,000  $8,494,000
Financial standby letters of credit    1,087,000     322,000
                                     -----------  ----------
                                     $11,197,000  $8,816,000
                                     ===========  ==========

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party.

            Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

          CONTINGENCIES

            In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

NOTE 13.     CONCENTRATIONS OF CREDIT

            The Company originates primarily commercial, residential and consumer loans to customers in Gordon County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

            Sixty-eight percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

            The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's capital and surplus as defined by the Office of the Comptroller of the Currency, or approximately $1,482,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.     REGULATORY MATTERS

            The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, no dividends could be declared without regulatory approval.

            The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

            Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

            As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

            The Company and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                             TO BE WELL
                                                            FOR CAPITAL   CAPITALIZED UNDER
                                                             ADEQUACY     PROMPT CORRECTIVE
                                             ACTUAL          PURPOSES     ACTION PROVISIONS
                                        ---------------  ---------------  -----------------
                                        AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                        -------  ------  -------  ------  -------  --------
                                                     (DOLLARS IN THOUSANDS)
                                        ---------------------------------------------------
DECEMBER 31, 2003:
TOTAL CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED                          $ 9,936  13.06%  $ 6,086      8%  $   N/A       N/A
  BANK                                  $ 9,882  12.99%  $ 6,086      8%  $ 7,607       10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS
  CONSOLIDATED                          $ 9,063  11.91%  $ 3,043      4%  $   N/A       N/A
  BANK                                  $ 9,009  11.84%  $ 3,043      4%  $ 4,564        6%
TIER I CAPITAL TO AVERAGE ASSETS
  CONSOLIDATED                          $ 9,063   8.76%  $ 4,139      4%  $   N/A       N/A
  BANK                                  $ 9,009   8.71%  $ 4,139      4%  $ 5,174        5%

December 31, 2002:
Total Capital to Risk Weighted Assets
  Consolidated                          $ 8,603  14.85%  $ 4,634      8%  $   N/A       N/A
  Bank                                  $ 8,545  14.75%  $ 4,634      8%  $ 5,793       10%
Tier I Capital to Risk Weighted Assets
  Consolidated                          $ 7,928  13.68%  $ 2,317      4%  $   N/A       N/A
  Bank                                  $ 7,870  13.58%  $ 2,317      4%  $ 3,476        6%
Tier I Capital to Average Assets
  Consolidated                          $ 7,928  10.08%  $ 3,145      4%  $   N/A       N/A
  Bank                                  $ 7,870  10.01%  $ 3,145      4%  $ 3,931       5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15.     FAIR VALUE OF FINANCIAL INSTRUMENTS

            The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                           DECEMBER 31, 2003         December 31, 2002
                                       ------------------------  -------------------------
                                         CARRYING      FAIR        Carrying      Fair
                                          AMOUNT       VALUE        Amount       Value
                                       -----------  -----------  -----------  ------------
FINANCIAL ASSETS:
  Cash, due from banks,
   interest-bearing deposits in banks
   and federal funds sold              $ 2,857,911  $ 2,857,911  $ 3,606,324  $  3,606,324
  Securities                            25,158,450   25,158,450   23,585,792    23,585,792
  Loans                                 70,766,099   71,264,000   50,224,011    51,570,000
  Accrued interest receivable              506,591      506,591      493,805       493,805

FINANCIAL LIABILITIES:
  Deposits                              87,572,269   87,862,000   66,049,928    66,176,000
  Other borrowings and securities
   sold under repurchase agreements      6,273,544    6,273,544    6,230,135     6,230,135
  Accrued interest payable                 173,728      173,728      116,646       116,646

NOTE 16.     SUPPLEMENTAL FINANCIAL DATA

            Components of other operating income and expenses in excess of 1% of total revenue are as follows:

                                      YEARS ENDED DECEMBER 31,
                                    ----------------------------
                                         2003          2002
                                    --------------  ------------
OTHER OPERATING INCOME:
  Mortgage origination fee income   $      167,211  $    131,364
OTHER OPERATING EXPENSES:
  Data processing                          299,809       229,244
  Postage and office supplies               99,550        76,708
  Telephone expense                         57,146        47,677
  Legal and professional                   245,718       188,119
  Advertising and public relations         120,549       141,320

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17.     PARENT COMPANY FINANCIAL INFORMATION

            The following information presents the condensed balance sheets as of December 31, 2003 and 2002 and the statements of income, and cash flows of North Georgia Community Financial Partners, Inc. for the years then ended:

               CONDENSED BALANCE SHEETS

                                          DECEMBER 31,
                                    ----------------------
                                       2003        2002
                                    ----------  ----------
ASSETS
  Cash                              $   54,536  $   58,742
  Investment in subsidiary           9,045,739   8,357,603
                                    ----------  ----------

      Total assets                  $9,100,275   8,416,345
                                    ==========  ==========

        TOTAL STOCKHOLDERS' EQUITY  $9,100,275  $8,416,345
                                    ==========  ==========

                       CONDENSED STATEMENTS OF INCOME

                                                         DECEMBER 31,
                                                   ----------------------
                                                      2003        2002
                                                   -----------  ---------
INCOME, OTHER                                      $      479   $  1,575
EXPENSES, OTHER                                         4,685     41,908
                                                   -----------  ---------

     Loss before equity in earnings of subsidiary      (4,206)   (40,333)

EQUITY IN EARNINGS OF SUBSIDIARY                    1,137,995    765,395
                                                   -----------  ---------

        NET INCOME                                 $1,133,789   $725,062
                                                   ===========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                         DECEMBER 31,
                                                  ------------------------
                                                      2003         2002
                                                  ------------  ----------
OPERATING ACTIVITIES
  Net income                                      $ 1,133,789   $ 725,062
  Adjustments to reconcile net income to
     net cash used in operating activities:
     Equity in earnings of subsidiary              (1,137,995)   (765,395)
                                                  ------------  ----------
       Net cash used in operating activities           (4,206)    (40,333)
                                                  ------------  ----------

FINANCING ACTIVITIES
  Net proceeds from sale of common stock                    -      12,000
                                                  ------------  ----------
       Net cash provided by financing activities            -      12,000
                                                  ------------  ----------

Net decrease in cash                                   (4,206)    (28,333)

Cash at beginning of year                              58,742      87,075
                                                  ------------  ----------

Cash at end of year                               $    54,536   $  58,742
                                                  ============  ==========