Form 10KSB/A, Exhibit 13
period 2003-12-31
NORTH GEORGIA COMMUNITY FINANCIAL PARTNE
filed 2004-05-21
CIK 1111740

                                                                                EXHIBIT 13.1
                                                                                ------------


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


                                        1

                      NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                       AND SUBSIDIARY
                                 CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31, 2003 AND 2002


                                 ASSETS                              2003           2002
                                 ------                          -------------  ------------

Cash and due from banks                                          $  2,835,258   $ 2,018,636
Interest-bearing deposits in banks                                     22,653        87,688
Federal funds sold                                                          -     1,500,000
Securities available-for-sale                                      24,325,575    22,964,367
Restricted equity securities, at cost                                 832,875       621,425

Loans, net of unearned income                                      71,639,749    50,899,257
Less allowance for loan losses                                        873,650       675,246
                                                                 -------------  ------------
          Loans, net                                               70,766,099    50,224,011

Premises and equipment, net                                         2,412,304     1,917,066
Other assets                                                        2,155,570     1,580,095
                                                                 -------------  ------------

          TOTAL ASSETS                                           $103,350,334   $80,913,288
                                                                 =============  ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

Deposits
    Noninterest-bearing                                          $  6,203,941   $ 4,331,034
    Interest-bearing                                               81,368,328    61,718,894
                                                                 -------------  ------------
         Total deposits                                            87,572,269    66,049,928
    Other borrowings                                                5,000,000     2,000,000
    Securities sold under repurchase agreements                     1,273,544     4,230,135
    Other liabilities                                                 404,246       216,880
                                                                 -------------  ------------
         TOTAL LIABILITIES                                         94,250,059    72,496,943
                                                                 -------------  ------------

Commitments and contingencies

Stockholders' equity
    Preferred stock, no par value; 2,000,000 shares authorized;
        none issued and outstanding
    Common stock, no par value; 10,000,000 shares authorized;
         912,167 issued and outstanding                             9,417,401     9,417,401
    Accumulated deficit                                              (354,271)   (1,488,060)
    Accumulated other comprehensive income                             37,145       487,004
                                                                 -------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                                9,100,275     8,416,345
                                                                 -------------  ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $103,350,334   $80,913,288
                                                                 =============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                    AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF INCOME
                        YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                     2003          2002
                                                                -------------  -------------

INTEREST INCOME
    Loans, including fees                                          3,881,060      3,112,609
    Taxable securities                                               772,396      1,240,373
    Federal funds sold                                                20,567         34,511
    Interest-bearing deposits at other financial institutions          3,330            255
                                                                -------------  -------------
          TOTAL INTEREST INCOME                                    4,677,353      4,387,748
                                                                -------------  -------------

INTEREST EXPENSE
    Deposits                                                       1,568,536      1,607,288
    Other borrowings                                                  68,246          8,012
    Securities sold under repurchase agreements                       42,869         83,729
                                                                -------------  -------------
          TOTAL INTEREST EXPENSE                                   1,679,651      1,699,029
                                                                -------------  -------------

          NET INTEREST INCOME                                      2,997,702      2,688,719
PROVISION FOR LOAN LOSSES                                            255,000        153,000
                                                                -------------  -------------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      2,742,702      2,535,719
                                                                -------------  -------------

OTHER INCOME
    Service charges on deposit accounts                              369,340        278,410
    Security gains (losses), net                                     255,954              -
    Other operating income                                           296,965        229,828
                                                                -------------  -------------
          TOTAL OTHER INCOME                                         922,259        508,238
                                                                -------------  -------------

OTHER EXPENSES
    Salaries and employee benefits                                 1,509,738      1,221,762
    Occupancy and equipment expenses                                 369,780        335,885
    Capitalized loan origination costs                              (203,221)      (167,708)
    Other operating expenses                                       1,069,458        928,956
                                                                -------------  -------------
          TOTAL OTHER EXPENSES                                     2,745,755      2,318,895
                                                                -------------  -------------

          INCOME  BEFORE INCOME TAXES                                919,206        725,062

INCOME TAX (BENEFITS)                                               (214,583)             -
                                                                -------------  -------------

                    NET INCOME                                     1,133,789        725,062
                                                                =============  =============

BASIC EARNINGS PER SHARE                                                1.24           0.79
                                                                =============  =============

DILUTED EARNINGS PER SHARE                                              1.20           0.78
                                                                =============  =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                          AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                              YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                              2003         2002
                                                                           -----------  ----------

NET INCOME                                                                 $1,133,789   $  725,062
                                                                           -----------  ----------

OTHER COMPREHENSIVE INCOME (LOSS):

        Net unrealized holding gains (losses) arising during the period
            net of tax (benefits) of $(120,028) in 2003 and $- - in 2002     (291,168)     538,723

        Reclassifications adjustment for gains realized
            in net income, net of taxes of $97,263                           (158,691)           -
                                                                           -----------  ----------

OTHER COMPREHENSIVE INCOME (LOSS)                                            (449,859)     538,723
                                                                           -----------  ----------

COMPREHENSIVE INCOME                                                       $  683,930   $1,263,785
                                                                           ===========  ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                          NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                           AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                               YEARS ENDED DECEMBER 31, 2003 AND 2002


                                    COMMON STOCK                          ACCUMULATED
                                ---------------------                        OTHER         TOTAL
                                           AMOUNT        ACCUMULATED     COMPREHENSIVE  STOCKHOLDERS'
                                SHARES     PAID-IN         DEFICIT       INCOME (LOSS)     EQUITY
                                -------  ------------  ---------------  ---------------  -----------

BALANCE, DECEMBER 31, 2001      911,167  $  9,405,401  $   (2,213,122)  $      (51,719)  $7,140,560
    Net income                        -             -         725,062                -      725,062
    Issuance of common stock      1,000        12,000               -                -       12,000
    Other comprehensive income        -             -               -          538,723      538,723
                                -------  ------------  ---------------  ---------------  -----------
BALANCE, DECEMBER 31, 2002      912,167     9,417,401      (1,488,060)         487,004    8,416,345
    Net income                        -             -       1,133,789                -    1,133,789
    Other comprehensive income        -             -               -         (449,859)    (449,859)
                                -------  ------------  ---------------  ---------------  -----------
BALANCE, DECEMBER 31, 2003      912,167  $  9,417,401  $     (354,271)  $       37,145   $9,100,275
                                =======  ============  ===============  ===============  ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.
                                       AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                   2003           2002
                                                               -------------  -------------
OPERATING ACTIVITIES
    Net income                                                 $  1,133,789   $    725,062
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation                                              227,474        217,789
          Provision for loan losses                                 255,000        153,000
          Gain on sales of securities                              (255,954)             -
          (Increase) decrease in interest receivable                (12,786)         1,073
          Increase (decrease) in interest payable                    57,082        (25,026)
                                                               -------------  -------------
          Net other operating activities                           (160,780)        12,079

              Net cash provided by operating activities           1,243,825      1,083,977
                                                               -------------  -------------

INVESTING ACTIVITIES
    Net (increase) decrease in interest-bearing deposits in
         other financial institutions                                65,035        (85,488)
    Purchases of securities available-for-sale                  (27,153,960)   (17,765,983)
    Proceeds from maturities of securities available-for-sale    17,153,638     20,567,238
    Proceeds from sales of securities available-for-sale          8,445,209              -
    Purchases of restricted equity securities                      (211,450)      (330,725)
    Net (increase) decrease  in federal funds sold                1,500,000     (1,500,000)
    Net increase in loans                                       (21,068,713)   (10,290,158)
    Purchase of premises and equipment                             (722,712)       (93,067)
                                                               -------------  -------------

            Net cash used in investing activities               (21,992,953)    (9,498,183)
                                                               -------------  -------------

FINANCING ACTIVITIES
    Net increase in deposits                                     21,522,341      2,803,641
    Net increase in other borrowings                              3,000,000      2,000,000
    Net increase (decrease) in securities sold under
         repurchase agreements                                   (2,956,591)     4,074,213
    Net proceeds from sale of common stock                                -         12,000
                                                               -------------  -------------

            Net cash provided by financing activities            21,565,750      8,889,854
                                                               -------------  -------------

Net increase in cash and due from banks                             816,622        475,648

Cash and due from banks at beginning  of year                     2,018,636      1,542,988
                                                               -------------  -------------

Cash and due from banks at end of year                         $  2,835,258   $  2,018,636
                                                               =============  =============

SUPPLEMENTAL DISCLOSURE
    Cash paid for interest                                     $  1,622,569   $  1,724,055

NONCASH TRANSACTIONS
    Other real estate acquired in settlement of loans          $    271,625   $          -

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